Exhibit 10.1
AGREEMENT AND PLAN OF MERGER

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 19, 2008 (the “Effective Date”), is made and entered into by and among RHA Anadarko, LLC, an Oklahoma limited liability company, having its principal office at 3555 NW 58th Street, Suite 700, Oklahoma City, Oklahoma 73112 (“Parent”), SPMC Acquisition Corporation, an Oklahoma corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Southern Plains Medical Center, Inc., an Oklahoma corporation, having its principal place of business for purposes of this Agreement at 2222 W. Iowa Ave., Chickasha, Oklahoma 73018 (“Target”), and each of the shareholders of Target, which are identified on Exhibit A hereto, (each a “Target Shareholder”, and collectively the “Target Shareholders”).
     WHEREAS, the Board of Managers of Parent (the “Parent Board”), and the Board of Directors of Target (the “Target Board”) have determined that it is in the best interests of their respective members and shareholders, as the case may be, for Parent to acquire Target upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, the Parent Board, the Target Board and the Board of Directors of Merger Sub (the “Merger Sub Board”) have approved and declared advisable and in the best interests of their respective members and shareholders, as the case may be, this Agreement, the transactions contemplated hereby and the acquisition of Target by Parent via a merger of Merger Sub with and into Target, with Target being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oklahoma General Corporation Act (the “OGCA”);
     WHEREAS, the Parent Board and the Target Board have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective members and shareholders, as the case may be;
     WHEREAS, the Target Shareholders have agreed, on the terms and subject to the terms and conditions herein, to each vote all of their outstanding shares of the common stock of Target (the “Target Common Stock”), which represents all of the issued and outstanding capital stock of Target, to approve this Agreement and the transactions contemplated hereby; and
     WHEREAS, Parent, Merger Sub, Target, and the Target Shareholders desire to make certain representation, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
Definitions.
     The following terms, as used herein, shall have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, (ii) if such Person is not a natural Person, any director or officer of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.
     “Approval” means any approval, authorization, consent, license, franchise, order, waiver, registration or other confirmation of or by, or filing with, any Person.
     “Eligible Target Shareholder” means, on the relevant distribution date, a Target Shareholder: (i) who is employed by the Surviving Corporation or the Parent, (ii) whose employment with the Surviving Corporation or Parent was terminated due to the death of the Target Shareholder, (iii) whose employment with the Surviving Corporation or Parent was terminated due to the disability of the Target Shareholder, as determined under the Surviving Corporation or Parent’s disability insurance plan, as applicable, or (iv) who has reached the age of 70 and whose employment with the Surviving Corporation or Parent has not been terminated for cause pursuant to that Target Shareholder’s employment agreement for a reason other than the complete and continued retirement of the Target Shareholder, or, if terminated due to the retirement of the Target Shareholder, the Target Shareholder remains completely and continuously retired.
     “Environmental Claim” means any Litigation or notice (written or oral) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by Target, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Expenses” includes all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and all other matters related to the transaction contemplated hereto.
     “Governmental Authority” means any nation, state, county, city, town, village, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental agency, regulatory authority, agency, commission, board or other body of any nature (including any governmental branch, department, official or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature whatsoever.
     “Other Filings” means any filings necessary to effectuate the Merger or otherwise necessary to comply with securities Laws.
     “Parent Material Adverse Effect” means: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, operations, properties, tangible assets, condition (financial or otherwise) or results of operations of Parent and Merger Sub, taken as a whole; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Parent or Merger Sub to consummate the Merger; provided, however, that in no event shall any of the following be a Parent Material Adverse Effect, or be taken into account in the determination of whether a Parent Material Adverse Effect has occurred: (i) any change or conditions generally affecting any of the industries in which Parent operates; (ii) any changes in general economic, business, market, regulatory or political conditions; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; or (iv) any change resulting from the compliance by Parent or Merger Sub with the terms of, or the taking of any action by Parent or Merger Sub contemplated or permitted by, this Agreement.
     “Permitted Liens” means with respect to any Person (a) such imperfections of title, easements, encumbrances or restrictions as do not materially impair the current use of such Person’s or any of its Subsidiary’s assets; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for current Taxes not yet due and payable, or being contested in good faith; (d) purchase money Liens incurred in the ordinary course of business; and (e) those Liens set forth on Schedule 3.6.3.
     “Permit” means any permit, grant, easement, variance, exemption, certificate, Approval or clearance of any Governmental Authority.
     “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 51% of the securities or other ownership interests are owned by the first Person; (b) securities or other interests having by their terms ordinary voting power to elect more than 51% of the board of directors or others performing similar functions with respect to the second Person are directly owned or controlled by the first Person or by any one or more of its Subsidiaries; or (c) the first Person or any of its Subsidiaries is the general or managing partner (excluding partnerships of which the general or managing partnership interests held by such first Person or any of its Subsidiaries do not have at least 51% of the voting interest).
     “Target Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any (a) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction or series of transactions involving Target; (b) sale, lease or other transfer, directly or indirectly by merger, share exchange, consolidation, business combination, liquidation, dissolution, extraordinary dividend, joint venture or similar transaction or series of transactions, of 51% or more of Target’s assets or properties; (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 51% or more of the Target Common Stock; (d) tender offer, exchange offer or similar transaction that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership, of 51% or more of the outstanding Target Common Stock; or (e) any combination of the foregoing, other than as provided under this Agreement; provided, however, that none of the following shall constitute Target Acquisition Proposal: (i) the Merger; (ii) any transaction contemplated by the Target Diligence Letter; or (iii) any proposal or transaction involving the refinancing of the existing debt of Target otherwise permitted by this Agreement.
     “Target Common Stock” means the common stock, par value $100.00 per share, of Target.
     “Target Material Adverse Effect” means: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, operations, properties, tangible assets, condition (financial or otherwise) or results of operations of Target, taken as a whole; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Target to consummate the Merger; provided, however, that in no event shall any of the following be Target Material Adverse Effect, or be taken into account in the determination of whether Target Material Adverse Effect has occurred: (i) any change or conditions generally affecting any of the industries in which Target operates; (ii) any changes in general economic, business, market, regulatory or political conditions; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; or (iv) any change resulting from the compliance by Target with the terms of, or the taking of any action by Target contemplated or permitted by, this Agreement.
     “Target Shareholder” means a holder of Target Common Stock on the Effective Date.

     “Target Shareholder Agreement” means the “Southern Plains Medical Center, P.C. Shareholder Agreement,” effective as of August 20, 2002, as amended or restated, by and among Target and Target Shareholders.
     “Target Superior Proposal” means a bona fide Target Acquisition Proposal for at least 50% of the outstanding Target Common Stock or 50% of Target’s assets or properties, made by a third party that was not solicited by Target or any Target Representative, that contains no financing contingency and for which financing is reasonably determined to be available by the Target Board, after consultation with Target’s financial advisors, taking into account, to the extent deemed appropriate by the Target Board, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, that (a) if accepted, is reasonably likely to be consummated; and (b) if consummated, would result in a transaction that is more favorable to the Target Shareholders, from a financial point of view, than the transactions contemplated by this Agreement.
     “Tax Law” means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.
     “Tax Period” means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.
     “Tax Return” means any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.
     “TIGroup” means Tri-Isthmus Group, Inc., a Delaware Corporation.
     “TIGroup Common Stock” means the common stock, par value $0.01 per share, of TIGroup.
Article I.
The Merger
     Section 1.1 Capitalization of Merger Sub; Merger Consideration Parent shall contribute to Merger Sub (i) 975,000 shares of TIGroup Common Stock and (ii) $910,000 of cash.
     Section 1.2 The Merger. At the Effective Time and upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the OGCA, Merger Sub shall be merged with and into Target. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Southern Plains Medical Center, Inc.” as set forth in the certificate of merger substantially in the form of Exhibit B attached hereto (the “Certificate of Merger”). The Surviving Corporation shall continue to be governed by the laws of the State of Oklahoma, and all of the rights, privileges, powers, immunities, purposes and franchises of Merger Sub shall be vested in the Surviving Corporation. The Merger shall have the effects specified in Section 1081 of the OGCA.
     Section 1.3 Effective Time. Unless this Agreement is terminated pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Frailey, Chaffin, Cordell, Perryman, Sterkel & McCalla LLP, 201 N. 4th Street, Chickasha, Oklahoma 73018 by the parties as soon as practicable (but in any event within two business days) after the satisfaction or waiver of all conditions set forth in Article VI, or at such other date and place as Parent and Target may agree, provided that all conditions set forth in Article VI have been satisfied or waived at or prior to such date (such date on which the Closing actually occurs, the “Closing Date”). It is anticipated by the parties that the Closing Date will be March 31, 2008. As promptly as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Oklahoma, in such form as required by, and executed in accordance with, the relevant provisions of the OGCA (the date and time of such filing, or such later date or time as is specified in the Certificate of Merger, is referred to herein as the “Effective Time”).
     Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Target and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 1.5 Governing Documents. At the Effective Time, the articles of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall automatically, and without further action, become the articles of incorporation and by-laws of the Surviving Corporation and thereafter shall continue to be its articles of incorporation and by-laws until further amended as provided therein and in accordance with the OGCA.
     Section 1.6 Directors and Officers. The initial directors of the Surviving Corporation at the Effective Time shall be comprised of up to five individuals, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified. The initial officers of the Surviving Corporation at the Effective Time shall be as determined by Parent, each to hold office in accordance with the by-laws of the Surviving Corporation until his successor is duly elected or appointed and qualified.
     Section 1.7 Tax Consequences. The parties acknowledge and agree that the Merger shall be considered to constitute a taxable sale of the Target Common Stock to Parent by the Target Shareholders.

Article II.
Merger Consideration and Escrow
     Section 2.1 Conversion of Securities; Merger.
     Section 2.1.1 Conversion and Cancellation Generally. Subject to Section 2.2, at the Effective Time, each share of Target Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Target Shareholder’s certificates previously representing all such shares held by the Target Shareholder shall thereafter represent solely the right to receive, in the aggregate: (x) $50,000 per share (the “Cash Merger Consideration”), and (y) 75,000 shares of TIGroup Common Stock (the “Stock Merger Consideration and, together with the Cash Merger Consideration, the “Merger Consideration”) as total consideration for the shares. Certificates previously representing shares of Target Common Stock shall be exchanged for certificates representing whole shares of TIGroup Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.3, without interest. No fractional shares of TIGroup Common Stock shall be issued in connection with the Merger, and in lieu thereof, any fractional shares of Stock Merger Consideration shall be redeemed for an amount of cash equal to the amount of Cash Merger Consideration applicable to such fractional share interest.
     Section 2.1.2 Cancellation of Certain Shares. Each share of Target Common Stock held by Parent or Merger Sub, or held in the treasury of Target, immediately prior to the Effective Time shall automatically be canceled and extinguished at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
     Section 2.1.3 Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
     Section 2.2 Payment of Certain Merger Consideration; Escrow of Certain Merger Consideration.
     Section 2.2.1 Payment of Merger Consideration. At the Effective Time, each Target Shareholder shall be entitled to receive at the Closing (i) thirty percent (30%) of the aggregate Cash Merger Consideration due and payable to such Target Shareholder under the terms of this Agreement, and (ii) twenty-five percent (25%) of the aggregate number of shares of Stock Merger Consideration that such Target Shareholder is entitled to receive under the terms of this Agreement. Merger Sub shall be required to (x) pay the remaining seventy percent (70%) of the aggregate Cash Merger Consideration (the “Total Deferred Cash Merger Consideration”) to the Target Shareholders and (y) transfer the shares of Escrowed TIGroup Common Stock to the Target Shareholders, in each case, as provided in Section 2.2.3 and in accordance with the terms of the Escrow Agreement; provided, however, that, at the Closing, Merger Sub shall deposit the Escrowed Cash

Amount (as defined below) and the Escrowed TIGroup Common Stock (as defined below) with the Escrow Agent in accordance with the provisions set forth in Section 2.2.2.
     Section 2.2.2 Escrow Fund. Pursuant to an escrow agreement entered into on the Closing Date by and among Parent, the Surviving Corporation, the Target Shareholders and an escrow agent to be mutually agreed upon by the parties (in such capacity, the “Escrow Agent”) in substantially the form attached hereto as Exhibit C (as amended, restated or otherwise modified from time to time, the “Escrow Agreement”), Parent, the Surviving Corporation and the Target Shareholders shall appoint the Escrow Agent to hold and disburse the Escrow Fund (as defined below) as provided under Section 2.2.3 and the terms of the Escrow Agreement. At the Closing, Merger Sub shall deposit with the Escrow Agent (i) an amount of aggregate Cash Merger Consideration equal to $490,000 (the “Initial Escrowed Cash Amount”) and (ii) 787,500 shares of Stock Merger Consideration (the “Escrowed TIGroup Common Stock” and, together with the Initial Escrowed Cash Amount, the “Escrow Fund”).
     Section 2.2.3 Distribution of the Escrow Fund. Subject to the terms of the Escrow Agreement: (i) ninety (90) days after the Closing Date and at the end of each of the next eleven (11) ninety (90) day periods thereafter, the Escrow Agent shall distribute to each Eligible Target Shareholder one twelfth (1/12) of the Total Deferred Cash Merger Consideration that such Eligible Target Shareholder is entitled to receive under the terms of this Agreement, and (ii) on each anniversary of the Closing Date (up to, and including, the fifth (5th) anniversary of the Closing Date), the Escrow Agent shall distribute to each Eligible Target Shareholder, fifteen percent (15%) of the number of             shares of Escrowed TIGroup Common Stock that such Eligible Target Shareholder is entitled to receive under the terms of this Agreement; provided, however, that (x) the Escrow Fund shall serve as the first source (but shall not be the exclusive source) of funds for any indemnity obligations of the Target Shareholders to any Buyer Indemnified Party (as defined in Section 8.1.1) under Section 5.9 and/or Article VIII and (y) any amounts remaining in the Escrow Fund after the fifth (5th) anniversary of the Closing Date shall be disbursed in accordance with the terms of the Escrow Agreement. Each share of Escrowed TIGroup Common Stock distributed to an Eligible Target Shareholder from the Escrow Fund will be subject to the terms of Section 3.32.
     Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed, and thereafter there shall be no further registration of transfers of shares of Target Common Stock theretofore outstanding on the records of Target. From and after the Effective Time, the holders of certificates representing Target Common Stock shall cease to have any rights with respect to such shares of Target Common Stock except as otherwise provided herein.
     Section 2.4 Further Actions. The officers, directors and/or managers, as the case may be, of Parent, Merger Sub and Target are fully authorized in the name of their respective corporations or limited liability companies, as the case may be, to take, and will take, all such further action as may be necessary, advisable or appropriate at any time before or after the Effective Time to carry out the purposes and intent of this Agreement and to vest the Surviving

Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Merger Sub and Target.
Article III.
Representations and Warranties of Target and the Target Shareholders
     As a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby, Target and the Target Shareholders, jointly and severally represent and warrant to Parent that the statements contained in this Article III are true and correct as of the Effective Date and the Closing Date. The disclosures in any particular Schedule referenced herein shall qualify as disclosures with respect to all other Schedules referenced herein only where specifically cross-referenced or, in the absence of a specific cross-reference, only where the disclosure made in any particular Schedule referenced herein is sufficient on its face, without reference to attachments or underlying documentation (excluding appendices to the Schedules, which shall be deemed part of the Schedules), to alert Parent to the relevance of the disclosure to such other Schedules referenced herein. TIGroup shall be a third-party beneficiary of the representations and warranties made by Target and Target Shareholder in Sections 3.29 — 3.32.
     Section 3.1 Organization. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma, and has the power to own its assets and conduct its business as presently conducted and contemplated in this Agreement. Target is not qualified to do business in any foreign jurisdiction, and no such qualification is now required or will be required to own its assets or conduct its business.
     Section 3.2 Authority. Target and each Target Shareholder has all requisite power, authority and capacity, corporate, individual or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Person in connection with or pursuant to this Agreement. The execution, delivery and performance by Target and the Target Shareholders, as applicable, of this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Target and the Target Shareholders. This Agreement is, and upon execution and delivery by Target and each of the Target Shareholders, shall constitute a legal, valid and binding agreement of Target and each of the Target Shareholders, as applicable, and enforceable against Target and each of the Target Shareholders, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 3.3 Target Records. Target has delivered to Parent true, correct and complete copies of Target’s corporate records, including, without limitation, minutes or consents reflecting all actions taken by the officers or directors of Target from the date of Target’s organization through the Effective Date.

     Section 3.4 Capitalization.
     Section 3.4.1 Set forth in Schedule 3.4.1 is a complete and accurate list of all of the equity interests in Target.
     Section 3.4.2 All of the shares of Target Common Stock have been duly authorized and validly issued in compliance with all applicable Laws (as defined in Section 3.15) and the provisions of the articles of incorporation and bylaws of Target, and are fully paid and nonassessable and free of preemptive rights.
     Section 3.4.3 There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating Target, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in Target, or any agreement, document, instrument or obligation convertible or exchangeable therefor. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Target. There are no voting trusts, proxies or other agreements or understandings to which Target or a Target Shareholder is a party or by which Target or any Target Shareholder is bound with respect to the voting of any equity interest in Target. None of the shares of the Target Common Stock were issued in violation of the 1933 Act or any applicable state securities laws.
     Section 3.5 Subsidiaries. Except as set forth in Schedule 3.5, Target does not have any subsidiaries or own any equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.
     Section 3.6 Title to Assets.
     Section 3.6.1 Set forth in Schedule 3.6.1 is a complete and accurate list (including the street address, where applicable), of Target’s assets, including but not limited to (i) all real property owned by Target; (ii) all real property leased by Target; (iii) each vehicle owned or leased by Target; and (iv) each other tangible asset owned or leased by Target and having a book value in excess of $5,000.
     Section 3.6.2 Except as shown in Schedule 3.6.2, no tangible or intangible asset of Target is owned or leased by a Target Shareholder, and no other Person, including any Affiliate of Target, has any right, title or interest in any asset or equity interest of Target.
     Section 3.6.3 Target has good and marketable title to all of the assets it purports to own, including those set forth in Schedules 3.6.1, and owns all of such assets free and clear of any Liens, other than the liens set forth in Schedule 3.6.3. Target holds a valid leasehold interest in or otherwise has a valid and enforceable right to use all of the assets that it does not own.
     Section 3.6.4 The real property owned or leased by Target (the “Real Property”) is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Target. Improvements included in the assets of Target were constructed, and remain, in compliance with all applicable covenants, conditions, restrictions and material Laws affecting the Real Property. Final certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements. There are no actions pending or threatened that would alter the current zoning classification of the Real Property or alter any applicable covenants, conditions, restrictions or material Laws that would adversely affect the use of the Real Property. Neither Target nor any Target Shareholder has received notice from any insurance company or Governmental Authority of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. Neither Target nor any Target Shareholder is a “foreign person” as that term is defined in § 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.
     Section 3.7 Condition and Sufficiency of Assets. The assets of Target, including any assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; (ii) have been properly and regularly maintained in all material respects; (iii) conform in all material respects to all applicable Laws relating to their construction, use, operation and maintenance; and (iv) being operated in accordance with the terms of the lease or license for such asset.
     Section 3.8 No Violation. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated thereby, will conflict with or result in the breach of any term or provision of, require any consent, approval, ratification, waiver, notification, license, permit, order or other authorization (including any Governmental Authorization (collectively, “Consents”) or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Target Common Stock or the assets of Target pursuant to, or relieve any third party of any obligation to Target or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Contract (as defined in Section 3.23.1), License (as defined in Section 3.16) or Law to which Target is a party or by which any assets of Target is in any way bound or obligated.
     Section 3.9 Governmental Authorizations. To knowledge of Target and Target Shareholders, after a reasonably diligent inquiry and except as disclosed on Schedule 3.9, no Consent, franchise, grant, identification or registration number, easement, variance, exemption or certificate issued, granted, given or otherwise made available by or under the authority of, or registration, qualification, designation, declaration or filing with, any Governmental Authority, or required pursuant to any applicable Laws (each a “Governmental Authorization”), is required on the part of Target in connection with the sale and purchase of the Target Common Stock, or the Merger or any of the other transactions contemplated by this Agreement.

     Section 3.10 Financial Statements. Attached as Schedule 3.10 are true and complete copies of (a) the income statement, balance sheet and statement of cash flows of Target (the “Financial Statements”) as of December 31, 2007 (the “Financial Statements Date”). The Financial Statements presents fairly the financial condition of Target at the Financial Statements Date and has been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”) except for the absence of footnote disclosure and for changes resulting from normal year-end adjustments for recurring accruals (which will not be material individually or in the aggregate). The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of Target, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities (as defined in Section 3.11.1) by Target.
     Section 3.11 Absence of Undisclosed Liabilities.
     Section 3.11.1 Target has no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, “Liabilities”) except for: (i) Liabilities reflected on the Financial Statements, including any reserves (and, for this purpose, a Liability shall be deemed to be included in a reserve if it is the type of Liability for which such reserve was established, regardless of whether such Liability is actually included in the reserve, provided that the aggregate amount of all Liabilities actually included or deemed to be included in the reserve do not exceed the aggregate amount of the reserve reflected on the Financial Statements, and provided further that if the aggregate amount of all such Liabilities actually included or deemed to be included in the reserve exceeds the aggregate amount of such reserve, this representation and warranty will be deemed breached only to the extent of such excess); (ii) current Liabilities incurred in the ordinary course of business and consistent with past practices after the Financial Statements Date; (iii) Liabilities incurred in the ordinary course of business and consistent with past practices under Material Contracts and under other agreements entered into by Target or the Hospitals in the ordinary course of business that are not included within the definition of Material Contracts set forth in Section 3.23, which Liabilities are not required by GAAP to be reflected in the Financial Statements; and (iv) Liabilities disclosed in the Schedules to this Agreement.
     Section 3.11.2 Set forth in Schedule 3.11.2 is a complete and accurate list of the principal balance of all long-term and short-term Liabilities of Target (other than trade accounts payable incurred in the ordinary course of business and consistent with past practices as of the Financial Statements Date, as well as the name of the lender or creditor with respect to each such Liability.
     Section 3.11.3 Set forth in Schedule 3.11.3 is a complete and accurate list of the balance of all Liabilities of Target to its current and former shareholders, which sets forth which Liabilities are to current shareholders and which liabilities are to former shareholders.

     Section 3.11.4 For purposes of this Agreement, “ordinary course” Liabilities include only liabilities and obligations incurred in the normal course of business of Target, as applicable, consistent with past practices and amounts, and do not include, without limitation, any Liabilities under an agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law.
     Section 3.12 Absence of Certain Changes. Since the Financial Statements Date, there has not been:
     (a) any Target Material Adverse Effect;
     (b) any declaration, setting aside or payment of any dividends or distributions in respect of any equity interests in Target or any redemption, purchase or other acquisition by Target of any of its equity interests, except as contemplated by this Agreement;
     (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any equityholder of Target, other than compensation and expense reimbursements paid in the ordinary course of business and consistent with past practice;
     (d) any revaluation by Target of any of its assets, including the writing down or off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice;
     (e) any entry by Target into any commitment or transaction material to such Hospital or to Target including, without limitation, incurring or agreeing to incur capital expenditures or to make payments to customers, patients or others (other than pursuant to agreements listed in Schedule 3.23.1) in excess of $5,000, individually or in the aggregate;
     (f) any increase in indebtedness for borrowed money, or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any Liability of any other Person, or any loan or advance to any other Person;
     (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Contract binding on Target or to which any asset of Target is subject;
     (h) any change by Target in its accounting methods, principles or practices;
     (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to Target or any officers or employees of Target, except for annual merit increases in salaries or wages in the ordinary course of business and consistent with past practice;
     (j) the termination of employment (whether voluntary or involuntary) of any officer or key employee of Target or the termination of employment (whether voluntary of involuntary) of employees of Target in excess of historical attrition in personnel;
     (k) any theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset of Target, whether or not covered by insurance;
     (l) any sale, assignment or transfer of any asset of Target, except sales of inventory or obsolete equipment in the ordinary course of business and consistent with past practice;
     (m) any action other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any claim or Liability;
     (n) any settlement or compromise of any pending or threatened suit, action, or claim relevant to the transactions contemplated by this Agreement;
     (o) any issuance, sale or disposition, or agreement to issue, sell or dispose, of any equity interest in Target, or any instrument or other agreement convertible or exchangeable for any equity interest in Target;
     (p) any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of Target;
     (q) any acquisition, or investment in the equity or debt securities of any Person (including in any joint venture or similar arrangement) by Target;
     (r) any other transaction, agreement or commitment entered into or affecting Target, except in the ordinary course of business and consistent with past practice; or
     (s) any agreement or understanding to do or resulting in any of the foregoing.
     Section 3.13 Taxes.
     Section 3.13.1 Target has filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed. Target has timely paid all Taxes that have become due and payable as Taxes imposed on them, pursuant to such Tax returns or otherwise, or pursuant to any assessment received by them, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Financial Statements.
     Section 3.13.2 Target has not requested or been granted an extension of time for filing any Tax return that has not yet been filed.
     Section 3.13.3 The charges, accruals and reserves with respect to Taxes on the books of Target are accurate. There exists no proposed tax assessment against Target except as disclosed in the Financial Statements. All Taxes that Target is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.
     Section 3.13.4 All Tax returns filed by Target are true, correct, and complete in all material respects.
     Section 3.13.5 There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Target for any taxable period.
     Section 3.13.6 No audit, examination or similar proceeding is pending or threatened with respect to Target or any Tax return filed by Target.
     Section 3.13.7 “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.
     Section 3.14 Litigation. To knowledge of Target and Target Shareholders, after a reasonably diligent inquiry and except as set forth in Schedule 3.14, there are currently no pending or threatened lawsuits, administrative proceedings, reviews or formal or informal complaints or investigations (collectively “Litigation”), in each case by any Person against or relating to Target or any Target Shareholder, or any equityholder, officer, employee or agent (in their capacities as such) of Target or to which any of the assets of Target is subject. Target is not subject to or bound by any currently existing judgment, order, writ, injunction, decree, ruling or charge. Target has no reason to believe that any such Litigation may be brought or threatened against Target. Target is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree, ruling or charge of any court or Governmental Authority prohibiting the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.14, there are no malpractice claims or Liabilities against Target or any of the Target Shareholders, and no facts exist that might be the basis for a malpractice claim or Liability against Target or any of the Target Shareholders.

     Section 3.15 Compliance with Laws. Target and each of the Target Shareholders is currently complying with and has at all times complied with each applicable federal, state, or local constitution, statute, law, code, ordinance, decree, order, rule or regulation of any Governmental Authority and all orders and decrees of courts, tribunals and arbitrators (collectively, “Laws”), in all material respects.
     Section 3.16 Licenses. Target owns, possesses or holds from each appropriate Governmental Authority all licenses, permits, authorizations, approvals, quality certifications, franchises or rights (collectively, “Licenses”) issued by any Governmental Authority necessary to operate its business. Set forth in Schedule 3.16 is a complete and accurate list of all such Licenses held by Target. No loss or expiration of any such License is pending or threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Licenses that may be renewed in the ordinary course of business without lapsing. Each such License is in good standing as of the Closing and not subject to meritorious challenge.
     Section 3.17 Payors. Set forth in Schedule 3.17 is a complete and accurate list of each third-party payor or provider that is doing or has done business with Target and accounted for 10% or more of the revenues for Target for either of the years ended December 31, 2006 or December 31, 2007 (collectively, the “Payors”). The Merger contemplated hereby will have no material effect on Target’s relationship with Payors, or the revenues to which the Surviving Corporation will be entitled under the Material Contracts with Payors. None of the Payors has threatened, or notified Target or any Target Shareholder of any intention, to terminate or materially alter its relationship with Target, or materially alter the amount of the business that such Payor is presently doing with Target, and neither Target nor any Target Shareholder has information, or is aware of any facts, indicating that any Payor intends to do any of the foregoing, either as a result of the transactions contemplated by this Agreement or otherwise.
     Section 3.18 Medical Staff Matters. There are no pending or threatened disputes between (i) Target and any Target Shareholder, applicant, staff member or health professional affiliate or (between any Target Shareholder and any health care facility, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.
     Section 3.19 Health Care Legal Matters.
     Section 3.19.1 Target has complied, and is in compliance, with all applicable Laws regulating the financing, reimbursement, payment, acquisition, construction, operation, maintenance or management of a health care practice, facility, provider or payor, including, without limitation: (i) 42 U.S.C. §§ 1320a-7 7a and 7b, which are commonly referred to as the “Federal Anti-Kickback Statute”; (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law”; (iii) 31 U.S.C §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (iv) Titles XVIII and XIX of the Social Security Act, implementing regulations and program manuals; and (v) 42 U.S.C. §§ 1320d-1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which is commonly referred to as “HIPAA” (the foregoing hereinafter collectively referred to as “Health Care Laws”). Target has maintained all records required to be maintained and made all required filings in connection with the Medicare and Medicaid programs established under Titles XVIII and XIX of the Social Security Act, and such other similar federal, state or local reimbursement or governmental programs, managed care plans and any other private health care insurance programs and employee assistance programs, as well as any future similar programs, for which Target is eligible (the foregoing hereinafter referred to collectively as the “Payor Source Programs”) as required by applicable Health Care Laws.
     Section 3.19.2 Without limiting the foregoing, neither Target nor any Target Shareholder has engaged in any activities that are prohibited under any Health Care Laws or any other federal or state statutes related to illegal remuneration or false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including, without limitation, the following:
     (a) knowingly and willfully making or causing to be made any false statement or representation of material fact in any application for any benefit or payment;
     (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
     (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or
     (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (A) referring an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Payor Source Programs; or (B) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a Payor Source Program.
     Section 3.19.3 Target is certified for participation and reimbursement and qualified as participating providers under the Payor Source Programs set forth in Schedule 3.19.3.1 Target has current provider numbers and provider agreements for such Payor Source Programs as are set forth in Schedule 3.19.3.1. Except as set forth on Schedule 3.19.3.2, there are no pending appeals, overpayment determinations, challenges, audits, litigation, or notices of intent to open Payor Source Programs’ claim determinations or other reports required to be filed by Target, except for such appeals of individual claim denials that occur in the ordinary course of business. Target has not received any notice indicating that Target’s qualification as a participating provider may be terminated or withdrawn nor do any of them have any reason to believe that such qualification may be terminated or withdrawn. Target has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Payor Source Programs), and all such claims or reports are complete and accurate in all respects. Target has no Liability to any third-party payor with respect thereto, except for Liabilities incurred in the ordinary course of business.
     Section 3.19.4 Neither Target nor any Target Shareholder or officer or employee of Target, or any other party to any contract with Target:
     (a) has been convicted of or charged with any violations of law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or any other Payor Source Program;
     (b) has been convicted of, charged with or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances;
     (c) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Payor Source Program or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility; or
     (d) has violated or is presently in violation of any Health Care Laws.
     Section 3.20 Environmental Matters.
     Section 3.20.1 Except as set forth in Schedule 3.20.1, (i) the properties, operations and activities of Target are and at all times have been in compliance with all applicable Environmental Laws in all respects; including without limitation by having all Licenses required to be obtained or filed by Target under any Environmental Law in connection with any aspect of the operation of Target, and Target is in compliance with the terms and conditions of all such Licenses; (ii) none of the Real Property contains any Hazardous Material in amounts exceeding the levels permitted by applicable Environmental Laws as a result of Target’s operations or activities or for any other reason; (iii) during the past five years, Target has not received any notices, demand letters or requests for information from any Governmental Authority or other Person indicating that Target may be in violation of, or liable under, any Environmental Law, or relating to any of its current or former assets; (iv) except with respect to matters that have been fully resolved with no continuing Liability to Target, no reports have been filed, or are required to be filed, by (or relating to) Target concerning any release of any Hazardous Material or the threatened or actual violation of any Environmental Law; (v) no Person or property has been exposed to Hazardous Material, and no Hazardous Material has been disposed of, released or transported, in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of Target; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of, or which are in the possession of Target relating to the activities of Target; (vii) there are no underground storage tanks on, in or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) there is no asbestos present in any of the Real Property in violation of any Environmental Law, (ix) neither Target nor any of its assets is subject to any Liabilities relating to any suit, settlement, Law, judgment or claim asserted or arising under any Environmental Law; (x) Target has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Authority under any Environmental Laws; and (xi) there are no environmental conditions either (A) existing on Target’s property or (B) resulting from a Target’s operations or activities, whether past or present, that would give rise to any on-site or off-site remediation obligations under any Environmental Laws.
     Section 3.20.2 As used herein, “Environmental Law” means any applicable Laws, License or agreement with any Governmental Authority relating in any manner to Hazardous Materials, pollution, contamination, or the protection of the environment enacted or in effect in any and all jurisdictions in which Target owns property or conducts business.
     Section 3.20.3 As used herein, “Hazardous Material” means any substance whether solid, liquid or gaseous that: (i) is listed, defined, classified or regulated as a “Hazardous Material,” “hazardous material,” hazardous waste,” extremely hazardous waste,” toxic substance,” “sludge,” “pollutant,” “contaminant,” or is otherwise listed, defined classified or regulated in similar fashion, such as dangerous, hazardous, or toxic, in or pursuant to any Environmental Law; or (ii) is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, crude oil or any fraction thereof, or motor fuel or other refined or process petroleum hydrocarbons.
     Section 3.21 Non Shareholder Employee Matters. Set forth in Schedule 3.21 is a complete and accurate list of all current non shareholder employees of Target, including date of employment, current title and compensation, date and amount of last increase in compensation, and the terms of employment agreement with such employee. Except as otherwise set forth in Schedule 3.21, there are no written or oral employment agreements between Target and any of its non shareholder employees. All of Target’s non shareholder employees are employees at will and may be terminated by Target, without prior notice, for any reason or for no reason. In relation to their employees, both present and former, Target has: (a) complied with all obligations imposed on it by all Laws relevant to the relations between it and its employees or any disclosed trade union; (b) maintained adequate and suitable records regarding the service of each of its employees; and (c) withheld all income tax required by the Code or by applicable state and local Laws, and payments due for social security contributions (including the employer’s contributions) and any other amount required to be withheld under any federal, state or local Laws, from salaries, wages and bonuses paid, complied with all withholding requirements and maintained proper records in respect of the foregoing. Target has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Target.

Target has not experienced, and, there is no basis for, any strike, labor trouble, work stoppage, slow down or other interference with or impairment of the operations.
     Section 3.22 Employee Benefit Plans.
     Section 3.22.1 Except as set forth in Schedule 3.22.1, Target has no “Employee Benefit Plans.” The term “Employee Benefit Plans” means (a) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is, or has been within the past five years, established, maintained or contributed to by Target or any other corporation or trade or business under common control with Target (an “ERISA Affiliate”) as determined under Section 414(b), (c), (m) or (o) of the Code, or with respect to which Target has or may have any Liability; or (ii) provides benefits, or describes policies or procedures of Target or any of its Affiliates applicable, to any present or former officer, employee or dependent thereof, regardless of whether funded. The term “Employee Benefit Plans” also includes any written or oral representations made to any present or former officer or employee of Target by Target or its Affiliates promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B) or a similar provision of state law.
     Section 3.22.2 Target is not is not party to any “multiple employer plan” or “multi-employer plan” (as described or defined in ERISA or the Code).
     Section 3.22.3 Target is not, nor does any ERISA Affiliate have any formal plan or commitment, whether legally binding or not, to create any Employee Benefit Plan that would affect any present or former officer or employee of Target, or any dependent or beneficiary thereof.
     Section 3.22.4 Except as set forth in Schedule 3.22.4, there is no Employee Benefit Plan that is maintained or contributed to by Target, or any ERISA Affiliate with respect to which Target has or may have any Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA.
     Section 3.22.5 Parent will not assume or take on any Liability relating to any Employee Benefit Plans of Target.

     Section 3.22.6 Target does not provide, and is not obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former officers or employees of Target, or their dependents or beneficiaries, beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law; (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA; or (iii) deferred compensation benefits accrued as liabilities on the books of Target, or (iv) as set forth in Schedule 3.11.3.
     Section 3.22.7 No Liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by Target or any ERISA Affiliate that has not been satisfied in full.
     Section 3.22.8 Neither Target, nor any ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA for which Target may become liable under ERISA.
     Section 3.22.9 No Lien has been filed by any Person and no Lien exists by operation of Law or otherwise on the assets of Target relating to, or as a result of, the operation or maintenance of any Employee Benefit Plan, and neither Target nor any Shareholder has any knowledge of the existence of facts or circumstances that would result in the imposition of such Lien.
     Section 3.22.10 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any officer or employee of Target; or (ii) result, separately or in the aggregate, in an “excess parachute payment” within the meaning of Section 280G of the Code.
     Section 3.23 Material Contracts.
     Section 3.23.1 Schedule 3.23.1 sets forth a complete and accurate list of each agreement (whether written or oral and including all amendments thereto) by which Target or any of its assets are bound (collectively, the “Material Contracts”), including without limitation the following: (i) all payor and provider contracts with any of the Payors; (ii) management or similar or related agreements; (iii) agreements pursuant to which Target sells or distributes any treatment, services or products; (iv) real property leases; (v) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of Target; (vi) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which Target is liable; (vii) agreements pursuant to which Target is entitled or obligated to acquire any assets from a third Person; (viii) insurance policies; (ix) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (x) agreements with or for the benefit of any equityholder, manager, director, officer or employee of Target or any Affiliate or immediate family member thereof.

     Section 3.23.2 Target has delivered to Parent a copy of each written Material Contract and a detailed written summary of each oral Material Contract and (i) each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) Target has performed all of its obligations that have become due under any Material Contract to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Target or any other Person under any Material Contract; (iii) there has been no termination or notice of default or any threatened termination under any Material Contract; and (iv) no party to a Material Contract intends to alter its relationship with Target as a result of or in connection with the acquisition contemplated by this Agreement.
     Section 3.23.3 Except as set forth in Schedule 3.23.3, none of the Material Contracts will require consent from any counterparty or will result in a breach, termination, termination right or change in any right or obligation thereunder as a result of the consummation of the transactions contemplated by this Agreement. With respect to Material Contracts identified in Schedule 3.23.3, Parent will have the right to participate in any communication with any counterparties in connection with obtaining any required consent or approval.
     Section 3.23.4 None of the Material Contracts or any other agreements, understandings or proposed transactions to which Target or any Target Shareholder is a party will cause a Target Material Adverse Effect, or have any effect on Target’s or any Target Shareholder’s ability to perform its obligations under this Agreement.
     Section 3.24 Intellectual Property. Except as set forth on Schedule 3.24, Target does not own, and has no license or use rights with respect to, any registered and unregistered trademarks, service marks or trade names, or registered copyrights or patents, or applications for or licenses (to or from Target) with respect to any of the foregoing, or any computer software or software licenses (other than commercial “shrink-wrap” software and software licenses). Target has rights to use any software utilized by it or its Affiliates pursuant to valid existing licenses.
     Section 3.25 Competing Interests. Except as set forth as set forth in Schedule 3.25, neither Target, nor, any equityholder, director, general partner, officer, employee or agent of Target, any Affiliate of Target: (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Target or that otherwise has business dealings with Target; or (b) is a party to, or otherwise has any direct or indirect interest opposed to Target under, any Material Contract or other business relationship or arrangement (other than investments in publicly traded equity securities constituting less than 1% of the outstanding securities of that class).
     Section 3.26 No Conflict of Interest. Target is not indebted, directly or indirectly, to any Affiliate or to any of Target’s equityholders, officers or employees, in any amount whatsoever, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and consistent with past practices. None of Target, any Affiliate of Target or any of Target’s equityholders, officers or employees is indebted, directly or indirectly, to Target, nor does any of the foregoing have any direct or indirect ownership interest in any entity with which Target has a business relationship. Target is not a guarantor or indemnitor of any indebtedness of any other Person.
     Section 3.27 Illegal Payments. Neither Target nor any of its equityholders, general partners, officers, employees or agents, or any Affiliate or immediate family member of any of the foregoing, has: (a) used any funds of Target for contributions, gifts or entertainment in violation of applicable Law, or for other purposes, including relating to political activity, in violation of applicable Law; or (b) made any payment for the account or benefit, or using funds, of Target in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     Section 3.28 Insurance. Target has maintained and now maintains insurance on its business and all of its assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, as well as adequate insurance protection against all Liabilities, claims and risks against which it is customary to insure, including, without limitation, professional liability insurance. Set forth in Schedule 3.28 is a complete and accurate list of all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to Target, or the assets of Target, and its officers, employees or agents, along with a description of all claims and their current status made under any such policy. All such policies are issued by insurers of recognized responsibility and insure Target, and the assets of Target against such losses and risks, and in such amounts, as are customary in the case of entities of established reputation engaged in the same or similar businesses and similarly situated. All such policies are in full force and effect, and Target has not done or omitted to do or suffered anything to be done which has or might render such policies void or voidable or that would cause or allow any claims under any such policies to be denied. Target has not received a notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy, and there are no circumstances likely to give rise to any claim under any such policies. Neither Target nor any Shareholder has received any communications that would cause such Person to believe that Target will not be able to continue to maintain such insurance policies with the same coverage for substantially the same premium amount.
     Section 3.29 SEC Filings; Financial Statements. Each Target Shareholder acknowledges that they have had access to TIGroup’s filings with the SEC and have had adequate opportunity to ask questions of TIGroup’s management in order to receive information regarding an investment in the TI Group Common Stock.
     Section 3.30 Accredited Investor. Each of the Target Shareholders identified as an accredited investor on Schedule 3.30 is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the 1933 Act, who by reason of his or her business and financial experience has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of, and could be reasonably assumed to have the capacity to protect its own interests in connection with, an investment in the TIGroup

Common Stock and, having had access to or having been furnished with all such information as it has considered necessary, has concluded that it is able to bear those risks.
     Section 3.31 Investment in TIGroup Common Stock. Each Target Shareholder:
     (a) is fully informed as to the business conducted by TIGroup and the health care industry generally;
     (b) has adequate means of providing for his or her current needs and possible contingencies and has no need now, and anticipates no need in the foreseeable future, to sell TIGroup Common Stock;
     (c) understands that the offer and sale of the TIGroup Common Stock pursuant to this Agreement has not been registered under the 1933 Act or the securities laws of any state and are being offered under an exemption from registration thereunder;
     (d) has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of TIGroup Common Stock or which would guarantee to the Target Shareholder any profit or against any loss with respect to such TIGroup Common Stock, and he has no plans to enter into any such agreement or arrangement;
     (e) understands that he or she must bear the economic risk of his or her investment for an indefinite period of time because the shares of TIGroup Common Stock cannot be sold or otherwise transferred unless the offer and sale of the             shares of TIGroup Common Stock is subsequently registered under the 1933 Act (which TIGroup is not obligated and does not plan to do) or an exemption from such registration that is available;
     (f) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in TIGroup Common Stock and of making an informed investment decision;
     (g) is at least 21 years of age and a bona fide resident and domiciliary (not a temporary or transient resident) of the state of Oklahoma, and has no current intention of becoming a resident of any other state or jurisdiction;
     (h) has not received any representations, guaranties, or warranties made by TIGroup, or its agents or employees, or by any other person, expressly or by implication, with respect to (i) the approximate length of time that the Target Shareholder will be required to remain an owner of TIGroup Common Stock; (ii) the percentage of profit and/or amount of or type of consideration, profit, or loss (including, without limitation, tax benefits) to be realized, if any, as a result of investment in TIGroup Common Stock; and (iii) the possibility that the past performance or experience on the part of any officer or director of TIGroup, or of any other person, might in any way indicate the predictable results of operations of TIGroup, or of ownership of TIGroup Common Stock;
     (i) understands that no federal or state agency has passed on or made any recommendation or endorsement of TIGroup Common Stock;
     (j) has an overall commitment to investments that are not readily marketable that is not disproportionate to his or her net worth and his or her investment in TIGroup Common Stock will not cause such overall commitment to become excessive; and
     (k) is acquiring the TIGroup Common Stock for his or her own account and not with a view to or for sale in connection with any distribution of any of the TIGroup Common Stock within the meaning of Section 2(11) of the 1933 Act and will not transfer or offer to transfer his or her TIGroup Common Stock until he or she notifies TIGroup of his or her intention to do so and until he or she has been notified by TIGroup that either (i) in the opinion of counsel satisfactory to TIGroup, no registration (or perfection of any exemption) is required with respect to such Transfer or offer to Transfer, or (ii) an appropriate registration statement with respect to TIGroup Common Stock has been filed by TIGroup with the SEC and any applicable state securities authority and declared effective by such Commission and authority.
     Section 3.32 Lock-Up; Restricted Securities. Each Target Shareholder understands and agrees that the TIGroup Common Stock received (or to be received) by them (i) will be subject to the terms of a lock-up agreement between Target Shareholder and TIGroup that will be executed contemporaneously with this Agreement and will impose certain restrictions on the transfer of the TIGroup Common Stock distributed to Target Shareholder for a period of two (2) years from the Closing Date, and (ii) constitutes “restricted securities” within the meaning of Rule 144 promulgated under the 1933 Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the 1933 Act and applicable state securities laws or unless an exemption from registration is available. Each Target Shareholder understands that the TIGroup Common Stock received (or to be received) by them, and any securities issued in respect thereof or exchange therefor, may bear one or more of the following restrictive legends substantially in the form provided below:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE (1) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF AND (2) ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE INVESTOR AND THE COMPANY. NO TRANSFER MAY BE EFFECTED (1) WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AND (2) WITHOUT COMPLYING WITH THE TERMS OF THE LOCK-UP AGREEMENT”; and/or

any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.
     Section 3.33 Full Disclosure. No representation or warranty of Target or any Target Shareholder contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to Parent at the Closing, or in any other information or materials delivered by Target (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Target and each Target Shareholder has disclosed to Parent all of the facts and information material to the proposed Merger that are known to either Target or any of the Target Shareholders.
Article IV.
Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub each represent and warrant to Target that the statements contained in this Article IV (as supplemented by the Schedules referenced herein, if any) are true and correct as of the Effective Date and the Closing Date.
     Section 4.1 Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma.
     Section 4.2 Authority. Parent and Merger Sub have all requisite power and authority, corporate or otherwise, to execute, deliver and perform their respective obligations under this Agreement and the other agreements, certificates and instruments to be executed by Parent or Merger Sub, as applicable, in connection with or pursuant to this Agreement. The execution, delivery and performance by Parent or Merger Sub of this Agreement have been duly authorized by all necessary action, corporate or otherwise, on the part of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable. This Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and it is enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 4.3 No Violation. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which Parent or Merger Sub is a party or by which Parent or Merger Sub is in any way bound or obligated.
     Section 4.4 Governmental Authorizations. Except to the extent required in connection with any of the Governmental Authorizations required on the part of Target as described in

Section 3.9, or as required by any applicable securities Laws, no Governmental Authorization is required on the part of Parent or Merger Sub in connection with the transactions contemplated by this Agreement.
     Section 4.5 Litigation. There are no pending or, to the knowledge of Parent or Merger Sub, threatened, lawsuits, administrative proceedings, arbitrations, reviews or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     Section 4.6 Full Disclosure. No representation or warranty of Parent or Merger Sub contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to Target at the Closing, or in any other information or materials delivered by Parent or Merger Sub to Target (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
Article V.
Covenants
     Section 5.1 Release of Personal Guarantees. Prior to and continuing after the Closing, Parent and Surviving Corporation will use best efforts to obtain the release of the Target Shareholders from the personal guarantees provided by Target Shareholders prior to the Closing for the Liabilities for leased equipment set forth in Schedule 6.4, until such time as the Target Shareholders are released from such personal guarantees.
     Section 5.2 Conduct of Business by Target Pending the Closing. Target and each of the Target Shareholders agrees that, between the Effective Date and the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), except as specifically permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing, Target shall conduct its operations only in the ordinary and usual course of business consistent with past practice, and will use commercially reasonable efforts to keep available the services of its current key officers and employees and preserve its current relationships with such of those customers, suppliers and other Persons with whom Target has significant business relationships as is reasonably necessary to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, and as an extension thereof, except as specifically permitted or required by any other provision of this Agreement, Target shall not (unless required by applicable Law), during the Interim Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
     (a) amend or otherwise change the articles of incorporation or bylaws of Target;
     (b) adopt or implement any shareholder rights plan;
     (c) change the composition or membership of the Target Board, or remove from office (whether voluntary or involuntary) any officer of Target;

     (d) (i) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of Target, except for annual merit increases in the ordinary course of business consistent with past practice and increases resulting from the operation of compensation arrangements in effect prior to the date hereof; (ii) pay or accrue any bonus to any director, officer, employee or consultant of Target, except in accordance with past established practices therefor; (iii) grant any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee or consultant of Target except to the extent such severance or termination pay is due before the Effective Time; or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant of Target, except as required by applicable Law;
     (e) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of Target Common Stock or any other securities of Target (whether by merger, consolidation or otherwise), or any securities convertible or exchangeable or exercisable for any shares of Target Common Stock or any other securities of Target, or any options, warrants or other rights of any kind to acquire any shares of Target Common Stock or any other securities of Target or such convertible or exchangeable securities, or any other ownership interest (including without limitation any such interest represented by contract right) of Target;
     (f) sell, lease, license, exchange, grant, mortgage, pledge, guarantee, transfer, encumber or otherwise dispose of, or agree to or authorize the sale, lease, license, exchange, grant, mortgage, pledge, guarantee, transfer, encumbrance or disposition of, any of its assets or properties with a value in excess of $5,000 (whether by merger, consolidation or otherwise), except for (i) dispositions of assets, goods, services or inventories in the ordinary course of business and consistent with past practice; (i) the sale of unused or obsolete equipment; or (iii) pursuant to existing contracts or commitments;
     (g) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to the Target Common Stock or enter into any agreement with respect to the voting of the Target Common Stock;
     (h) (i) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any shares of Target Common Stock or any securities or obligations convertible into or exchangeable for any shares of Target Common Stock, or any options, warrants or conversion or other rights (including any stock appreciation rights, phantom stock or similar rights) to acquire any shares of Target Common Stock or any such securities or obligations; (ii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization; or (iii) split, subdivide, combine or reclassify any shares of Target Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Target Common Stock;
     (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or properties of any other Person, (other than the purchase of assets or properties that are not individually in excess of $5,000 from suppliers or vendors in the ordinary course of business and consistent with past practice);
     (j) (i) incur any indebtedness for borrowed money or purchase money indebtedness (including as a guarantor or surety), issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except to the extent that the aggregate indebtedness for borrowed money of Target at any time outstanding does not exceed $5,000; (ii) refinance or otherwise replace any of its existing indebtedness, except with the consent of Parent, which consent shall not be unreasonably withheld; (iii) make or incur any capital expenditure in excess of $5,000, except in the ordinary course of business consistent with past practice; or (iv) make any loan or advance to any Target Shareholder or any director, officer, employee or consultant of Target;
     (k) (i) pre-pay any long-term debt in an amount exceeding $5,000 in the aggregate, or pay, discharge or satisfy any Liabilities, except for borrowings under revolving credit lines existing as of the date hereof in the ordinary course of business consistent with past practice and in accordance with their terms; (ii) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable; or (iii) fail to pay any account payable in the ordinary course of business consistent with past practice;
     (l) terminate, cancel or request any material change in, or agree to any material change in, any contract that is reasonably necessary for the conduct of Target’s business as it is currently conducted other than in the ordinary course of business consistent with past practice;
     (m) file any amended Tax Return, make any Tax election or enter into any agreement in respect of Taxes, including without limitation the settlement of any Tax controversy, claim or assessment, or adopt or change any accounting method in respect of Taxes, or surrender any right to claim a refund of Taxes, if such action would have the effect of increasing by a material amount the present or future Tax Liability of Target or the Surviving Corporation, or would give rise to a Tax lien (other than statutory Liens for current Taxes not yet due) on any of Target’s or the Surviving Corporation’s assets or properties;

     (n) write up, write down or write off the book value of any of its assets, individually or in the aggregate, except for depreciation and amortization and any write-down of goodwill in accordance with GAAP and any write-offs of inventory or accounts receivable that do not exceed $5,000 individually or $20,000 in the aggregate.
     (o) take any action to exempt Target from the provisions of any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of any Person (other than Merger Sub) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;
     (p) open or close, or enter into an agreement to open or close, any facility or office;
     (q) fail to be in material compliance with the terms of any instrument evidencing indebtedness incurred by Target, other than any such failure that is waived in writing by the party to whom such indebtedness is owed within a reasonable time after the commencement of such material non-compliance, and provided Parent receives a copy of such waiver within a reasonable time thereafter;
     (r) enter into any agreement or arrangement outside the ordinary course of business consistent with past practice that contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to Target or any of its or the Surviving Corporation’s current or future Affiliates, or that limits or otherwise restricts Target prior to the Effective Time, or that would, at or after the Effective Time, limit or restrict the Surviving Corporation, from engaging in any business in the United States, or that restricts the conduct with respect to any customer of any line of business by Target or any of its or the Surviving Corporation’s current or future Affiliates, or any geographic area in which Target or any of its or the Surviving Corporation’s current or future Affiliates may conduct business, or that otherwise restricts the operation of Target’s business, in each case other than non-compete agreements signed by employees incident to their employment by Target;
     (s) take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice;
     (t) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, or grant any consent under, any existing standstill provision relating to Target Acquisition Proposal, or under any similar confidentiality or other agreement, or fail to fully enforce any such agreement;
     (u) change any of its methods, principles or practices of accounting or internal controls in effect as of the date hereof, other than in the ordinary course of business consistent with past practice or as required by applicable Law, GAAP or any Governmental Authority;
     (v) waive, release, assign, settle or compromise any material claims, or any material Litigation or arbitration, if such waiver, release, assignment, settlement or compromise would require any material payment by the Surviving Corporation at or after the Effective Time;
     (w) take any action or fail to take any action that is intended or would reasonably be expected to result in Target Material Adverse Effect, the breach of a representation or warranty, a breach of a covenant or agreement, or a failure of a condition to Closing in this Agreement; or
     (x) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 5.3 Cooperation. Target and Parent shall coordinate and cooperate in connection with (a) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any of Target’s material contracts, in connection with the consummation of the Merger; and (b) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with any other filings and timely seeking to obtain any such actions, consents, approvals or waivers.
     Section 5.4 Access to Target Information; Confidentiality.
     Section 5.4.1 During the Interim Period, Target shall, and shall cause each of the Target Shareholders and Target’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Target Representatives”) to: (a) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Parent Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, directors, agents, properties, offices and other facilities of Target and to Target’s books and records; and (b) furnish promptly to Parent or the appropriate Parent Representatives such information concerning the business, properties, contracts, records, personnel and other aspects of Target (including without limitation financial, operating and other data and information) as the Parent Representatives may reasonably request from time to time; provided, however, that all access and investigation made pursuant to this Section 5.3.1 shall be conducted in such a way as to minimize interference with the operations and business of Target; further provided, that in no case shall Target be required to provide or otherwise disclose or make available to Parent any confidential customer information. No investigation conducted pursuant to this Section 5.3.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
     Section 5.4.2 Parent and Merger Sub shall, and shall use reasonable efforts to cause the Parent Representatives to, treat all information disclosed pursuant to Section

5.3.1, together with any other confidential information furnished to them by Target or any of the Target Representatives, as confidential and not make use of such confidential information for their own purposes or for the benefit of any other Person (other than Target prior to, or the Surviving Corporation after, the Effective Time).
     Section 5.5 No Solicitation of Transactions.
     Section 5.5.1 Without limitation on its other obligations under this Agreement, Target shall not, nor shall it authorize or permit any Target Shareholder or any investment banker, financial advisor or other representative retained by it, directly or indirectly, through any other Person (which for purposes of this Section 5.4 shall include any “group” as such term is defined in Section 13(d) of the Exchange Act) to: (a) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information with respect to Target to any Person) the making of or any effort or attempt to make any Target Acquisition Proposal; (b) participate in, continue or resume any discussions or negotiations relating to any Target Acquisition Proposal; (c) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Target Acquisition Proposal or approve or recommend, or publicly propose to approve or recommend, any Target Acquisition Proposal; or (d) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that if, at any time prior to the obtaining of the Target Shareholder Approval, the Target Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duties to the Target Shareholders, Target may, in response to Target Superior Proposal and subject to compliance with Section 5.4.2: (i) furnish information with respect to Target to the Person making such Target Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to such Person than those in place with Parent; and (ii) participate in discussions or negotiations with respect to such Target Superior Proposal. Upon execution of this Agreement, Target shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons other than Parent and Merger Sub conducted heretofore with respect to any Target Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Target be returned or destroyed.
     Section 5.5.2 Target shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Target Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person making the same, that it may receive in respect of any such potential Target Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, and shall furnish to Parent a copy of any such proposal or inquiry if it is in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

     Section 5.5.3 Neither the Target Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Target Board or such committee of the Merger; (b) approve or recommend, or propose publicly or to the Target Shareholders the approval or recommendation of, any Target Acquisition Proposal; or (c) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Target Acquisition Proposal. If the Target Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duties to the Target Shareholders, then nothing contained in this Section 5.4 shall prohibit the Target Board from taking the actions described in subsections (a), (b) and (c) of this Section 5.4.3, in each case no earlier than the second business day following the date of delivery of written notice to Parent of its intention to do so, so long as Target continues to comply with all other provisions of this Agreement.
     Section 5.6 Appropriate Action; Consents; Filings.
     Section 5.6.1 Subject to the terms and conditions of this Agreement, Target, Merger Sub, and Parent shall: (a) use their commercially reasonable efforts to cooperate with one another in (i) determining which filings and notifications are required to be made prior to the Effective Time under applicable Laws with, and which consents, licenses, approvals, permits, waivers, orders or authorizations are required to be obtained or made prior to the Effective Time under applicable Laws from, any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby; (ii) timely making all such filings and notifications and timely seeking all such consents, licenses, approvals, permits, waivers, orders or authorizations; and (iii) as promptly as practicable respond to any request for information including without limitation any request for additional information and documentary materials from any Governmental Authority; (b) subject to any restrictions under applicable antitrust laws, to the extent practicable, promptly notify each other of any communication from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to any Governmental Authority; (c) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate, in each case to the extent practicable; and (d) furnish the other party with such necessary information and reasonable assistance as such other party and its Representatives may reasonably request in connection with their preparation of necessary filings, registrations or submissions to any Governmental Authority in connection with this Agreement or the transactions contemplated hereby.
     Section 5.6.2 Each of Target, Merger Sub, and Parent shall give any notices to third parties, and shall use each use commercially reasonable efforts to obtain any third party Approvals required to consummate the transactions contemplated by this

Agreement. In the event that either party shall fail to obtain any third party consent described in the preceding sentence, such party shall use reasonable efforts, and shall take reasonable actions to minimize any adverse effect upon Target, Parent or their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
     Section 5.6.3 During the Interim Period, each of Target, Merger Sub, and Parent shall promptly notify the other in writing (a) of any pending or, to the knowledge of the notifying party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person that (i) challenges or seeks material damages in connection with the Merger or the conversion of Target Common Stock into the right to receive the Merger Consideration pursuant to the Merger and the terms of this Agreement; or (ii) seeks to restrain or prohibit the consummation of the Merger or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of Target; or (b) at least 72 hours prior to the filing by the notifying party for protection under federal bankruptcy laws or similar state laws relating to bankruptcy, insolvency, reorganization, moratorium or conveyance.
     Section 5.6.4 During the Interim Period, Target shall promptly notify Parent and Merger Sub of (a) any material change in the current or future business, condition (financial or otherwise) or results of operations of Target; (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority with respect to Target or the transactions contemplated hereby that, if adversely determined, would be reasonably expected to have Target Material Adverse Effect; (c) the institution or the threat of Litigation involving Target; or (d) the occurrence or non-occurrence of any event or condition that might reasonably be expected to cause (i) any of the representations, warranties, covenants or agreements of Target set forth herein not to be true and correct at the Effective Time; (ii) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (iii) the failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
     Section 5.6.5 Subject to the terms and conditions of this Agreement, Target, Target Shareholders, Merger Sub and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, advisable or appropriate under applicable Laws or otherwise to cause all of the conditions, as specified in Article VI, to the obligations of the other to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents as soon as practicable after the date hereof.

     Section 5.7 Takeover Statutes. In connection with and without limiting the foregoing, Target, the Target Shareholders, the Target Board, Parent, the Parent Board, Merger Sub and the Merger Sub Board each shall (a) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Closing or the performance of any duties or transactions required hereby; and (b) if any takeover statute or similar statute becomes so applicable, take all action necessary to ensure that the Merger and the Closing are completed as soon as practicable.
     Section 5.8 Public Announcements. Parent and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.
     Section 5.9 Indemnification of Directors and Officers.
     Section 5.9.1 For not less than six years from and after the Closing Date, Parent agrees to indemnify and hold harmless all past and present directors, officers and employees of Parent, Merger Sub or Target to the same or greater extent as directors, officers and employees of Parent are indemnified by Parent as of the date hereof pursuant to the Parent Governing Documents and indemnification agreements, if any, in existence on the date hereof, for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and thereby.
     Section 5.9.2 For not less than six years from and after the Closing Date, subject to the prior approval of the Parent Board, which approval shall not be unreasonably withheld, Parent shall provide to Parent’s and the Surviving Corporation’s current directors and officers an insurance and indemnification policy that provides coverage for claims arising from facts or events that occurred on or before the Effective Time, including without limitation in respect of the transactions contemplated by this Agreement (the “D&O Insurance Policy”), that is no less favorable than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid D&O Insurance Policy has been obtained prior to the Effective Time for purposes of this Section 5.8, which D&O Insurance Policy provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including without limitation in respect of the transactions contemplated by this Agreement. If such prepaid D&O Insurance Policy has been obtained prior to the Effective Time, Parent shall maintain such D&O Insurance Policy in full force and effect, and continue to honor the obligations thereunder, at all times until the stated expiration thereof.
     Section 5.9.3 In the event, at any time after the Effective Time, Parent (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.
     Section 5.9.4 The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.8 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).
     Section 5.10 Tax Matters.
     Section 5.10.1 Indemnification for Taxes. Each Target Shareholder shall jointly and severally indemnify, exonerate and hold free and harmless each Buyer Indemnified Party (as defined in Section 8.1.1) from and against any Taxes, costs or other expenses that are attributable to (a) any Taxes (or the non-payment thereof) of Target or any of the Target Shareholders for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes for Pre-Closing Tax Periods of any member of any affiliated, consolidated, combined, unitary or other group of which Target is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (c) any and all Taxes of any Person with respect to a Pre-Closing Tax Period imposed on Target or any of the Target Shareholders as a transferee or successor, by contract or otherwise, and (d) a breach of any representation, warranty, covenant or agreement by Target or any of the Target Shareholders (as such representation or warranty would read if all qualifications as to materiality were deleted therefrom), set forth in Section 3.13, Section 3.22, Section 5.1(m) or this Section 5.9; provided, however, that the Target Shareholders shall be liable for Taxes pursuant to clauses (a), (b), (c) and (d) above only to the extent that such Taxes exceed the amount, if any, accrued with respect thereto on the Financial Statements.
     Section 5.10.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any withholding Taxes and Taxes of Target or any of the Target Shareholders based upon or measured by receipts, net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of Taxes, other than Taxes based upon or measured by net income or gain for a Straddle Period, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     Section 5.10.3 Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving Target shall be terminated prior to the Closing and, after the Closing, Target shall not be bound thereby or have any liability thereunder.
     Section 5.10.4 Certain Taxes and Fees. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated herein, shall be paid by Target when due. The Target will, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Surviving Corporation will (and will cause its Affiliates to) join in the execution of any such Tax returns and other documentation.
     Section 5.10.5 Cooperation on Tax Matters. Parent, the Target Shareholders and the Surviving Corporation shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to Target and/or any of the Target Shareholders (including by the provision of reasonably relevant records or information).
     Section 5.10.6 Termination of Indemnity Obligation. Notwithstanding any provision of this Agreement to the contrary, the obligations of the Target Shareholders to indemnify and hold harmless any Buyer Indemnified Party pursuant to this Section 5.9 shall terminate at the close of business on the 120th day following the expiration of the application statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).
     Section 5.10.7 Exclusivity. The provisions set forth in this Section 5.9 shall govern any and all indemnity claims for, or related to, Taxes and any and all costs or other expenses related thereto or incurred in connection with contesting any Tax liabilities (collectively, “Tax Claims”) and the provisions of Article VIII of this Agreement shall not apply to Tax Claims.
     Section 5.11 Delivery of Interim Financial Statements. Parent shall cause to be delivered to each of the Target Shareholders (i) the Annual Report on Form 10-KT of TIGroup for the eight month transition period ended September 30, 2007 and the Quarterly Report on Form 10-Q of TIGroup for the quarter ended December 31, 2007, (ii) copies of the most recent reviewed financial statements of Rural Hospital Acquisition, LLC, an Oklahoma liability company, and the parent of Parent; and (iii) copies of the management financial statements of Parent dated as of December 31, 2007.
     Section 5.12 Liabilities to Shareholders. Target and each Target Shareholders acknowledge and agree that the Liabilities to current and former shareholders of Target set forth in Schedule 3.11.3 are the entire Liabilities to current and former shareholders of Target by Target, and Parent and Merger Sub acknowledge and agree that such Liabilities shall become Liabilities of the Surviving Corporation at the Effective Time. The amounts set forth next to each Target Shareholder’s name on Schedule 3.11.3 (i) are equal to the buy-out amount accrued by such Target Shareholder during his or her employment with Target, (ii) shall be frozen as of the Effective Date and will not increase thereafter, and (iii) will be paid to the Target Shareholders in accordance with the terms of that Target Shareholder’s employment agreement with the Surviving Corporation.
     Section 5.13 Transitional Matters. Each of Parent, Merger Sub and Target shall use their reasonable best efforts to effectuate the following transitional matters:
     Section 5.13.1 Other Employment Agreements. As soon as reasonably practicable after the Effective Time, Parent shall enter into new or amended employment agreements with the individuals set forth in Schedule 5.13.1, which employment agreements shall be in form and substance reasonably acceptable to such individuals and the Parent Board.
     Section 5.13.2 Lock-Up Agreement. At or prior to the Effective Time, each Target Shareholder shall execute a lock-up agreement with TIGroup, which will impose certain restrictions on the transfer of the TIGroup Common Stock distributed to Target Shareholder for a period of two (2) years from the date of distribution of such TIGroup Common Stock.
     Section 5.13.3 Shareholders Agreement. At or prior to the Effective Time, the Target Shareholders and Target shall terminate the Target Shareholder Agreement.
     Section 5.14 Amendment of Target Governing Documents. At or prior to the Effective Time, the Target Board and the Target Shareholders shall have taken such action as is necessary to amend the Target’s articles of incorporation or bylaws if and as necessary to give effect to the transactions contemplated by this Agreement.
     Section 5.15 Further Assurances. If at any time after the Effective Time, any reasonable further action is necessary or desirable to carry out the purposes and intent of this Agreement, including without limitation the execution of additional instruments, the proper officers and directors of each party will take all such reasonable further action.
Article VI.
Closing Conditions
     Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
     Section 6.1.1 Board Approvals. The Parent Board, the Target Board and the Merger Sub Board shall have unanimously approved and declared advisable and in the best interests of their respective shareholders this Agreement and the transactions contemplated hereby, including without limitation the Merger.
     Section 6.1.2 Target Shareholder Approval. The Target Shareholders shall have unanimously approved this Agreement and the Merger.

     Section 6.1.3 Court Proceedings. No Litigation shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement; (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof; or (c) affect adversely the right or powers of Parent to own, operate or control Target or the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
     Section 6.1.4 No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger or any other transactions contemplated by this Agreement.
     Section 6.1.5 Certificate of Merger. The Certificate of Merger will have been filed with and accepted by the Secretary of State of the State of Oklahoma.
     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived by Target, in whole or in part, to the extent permitted by applicable Law:
     Section 6.2.1 Representations and Warranties. Each of the representations and warranties of Target and the Target Shareholders contained in this Agreement shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties need only speak as of such date).
     Section 6.2.2 Agreements and Covenants. Target and each of the Target Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Target and/or such Target Shareholder on or prior to the Closing Date.
     Section 6.2.3 Execution of Lock-Up Agreement. Each Target Shareholder shall have executed the lock-up agreement contemplated by Section 5.11.2.
     Section 6.2.4 Termination of Shareholder Agreement. The Target Shareholders and Target shall have terminated the Shareholders Agreement.
     Section 6.2.5 Due Diligence. Parent shall have completed its due diligence investigation of Target and obtained results satisfactory to Parent in its reasonable discretion after consultation with the Parent Representatives.

     Section 6.2.6 No Target Material Adverse Effect. There shall not have occurred any Target Material Adverse Effect.
     Section 6.2.7 Delivery of Secretary’s Certificate of Target. The Target has delivered to the Parent and Merger Sub a certificate of the secretary of the Target, substantially in the form of Exhibit D attached hereto.
     Section 6.2.8 Delivery of Closing Certificates. The Target and Target Shareholders have delivered to the Parent and Merger Sub closing certificates, substantially in the form of Exhibit E and Exhibit F attached hereto.
     Section 6.2.9 Court Proceedings. No Litigation shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement; (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof; or (c) affect adversely the right or powers of Parent to own, operate or control Target or the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
     Section 6.2.10 Reviewed Financials. Target, at its sole expense, shall provide Parent with reviewed compiled financial statements for Target’s last two fiscal years and unaudited but reviewed compiled financial statements for any interim period; provided however, that Parent and Merger Sub may waive this condition.
     Section 6.3 Additional Conditions to Obligations of Target. The obligations of Target to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:
     Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties need only speak as of such date).
     Section 6.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date.
     Section 6.3.3 Delivery of Secretary’s Certificate. The Merger Sub has delivered to the Target a certificate of the secretary of the Merger Sub, substantially in the form of Exhibit G attached hereto.

     Section 6.3.4 Delivery of Closing Certificate. The Merger Sub has delivered to the Target a closing certificate, substantially in the form of Exhibit H attached hereto.
     Section 6.3.5 Court Proceedings. No Litigation shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement; (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof; or (c) affect adversely the right or powers of Parent to own, operate or control Target or the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
     Section 6.4 Satisfaction of Personal Guarantees. The obligations of Target Shareholders to effect the Merger and the other transactions contemplated hereby are also subject to the release of the Target Shareholders from the personal guarantees provided by the Target Shareholders to Rose Rock Bank for the Liabilities set forth in Schedule 6.4.
Article VII.
Termination, Amendment and Waiver
     Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party:
     Section 7.1.1 By mutual written consent of Target and Parent;
     Section 7.1.2 By either Target or Parent if the Merger shall not have been consummated prior to April 18, 2008; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;
     Section 7.1.3 By either Target or Parent if either party receives notice from the other pursuant to Section 5.5.3(b) that such other party intends to file for protection under federal bankruptcy laws or similar state laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4);
     Section 7.1.4 By either Parent or Target if the Target Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Target Shareholders’ Meeting or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.6 by Parent, Target shall not have a right to terminate under this Section 7.1.4;

     Section 7.1.5 By Target if the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Shareholders’ Meeting or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.8 by Parent, Target shall not have a right to terminate under this Section 7.1.5;
     Section 7.1.6 By Parent if (a) the Target Board shall have withdrawn, or adversely modified, its recommendation in favor of the Target Shareholder Approval (or determined to do so); (b) the Target Board shall have failed upon Parent’s request, in response to notification by Target pursuant to Section 5.4.2 that it has received Target Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation in favor of the Target Shareholder Approval (or determined to do so) within ten business days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Target Shareholders’ Meeting); (c) the Target Board shall have determined to recommend to the Target Shareholders that they approve Target Acquisition Proposal or shall have determined to accept Target Superior Proposal; (d) the Target Board shall have caused Target to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Target Acquisition Proposal; or (e) for any reason within its control Target fails to call or hold the Target Shareholders’ Meeting on or before the date of the Parent Shareholder Meeting;
     Section 7.1.7 By Parent, if Target Material Adverse Effect has occurred and has not been cured within a reasonable period of time or (a)(i) Target breaches any of its covenants or agreements set forth in this Agreement and such breach is not the result of Parent’s failure to fulfill any of its covenants or agreements under this Agreement; (ii) any representation or warranty of Target set forth in this Agreement that is qualified as to materiality shall have become untrue; or (iii) any representation or warranty of Target set forth in this Agreement that is not qualified as to materiality shall have become untrue in any material respect; (b) such breach or misrepresentation is not cured within 10 days after written notice thereof; and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;
     Section 7.1.8 By Target if (a) the Parent Board shall have withdrawn, or adversely modified, its recommendation in favor of the Parent Shareholder Approval (or determined to do so); or (b) for any reason within its control Parent fails to call or hold the Parent Shareholders’ Meeting as contemplated hereby; or
     Section 7.1.9 By Target, if a Parent Material Adverse Effect has occurred and has not been cured within a reasonable period of time or if (a)(i) Parent or Merger Sub breaches any of their covenants or agreements set forth in this Agreement and such breach is not the result of Target’s failure to fulfill any of its covenants or agreements under this Agreement; (ii) any representation or warranty of Parent or Merger Sub set forth in this Agreement that is qualified as to materiality shall have become untrue; or (iii) any representation or warranty of Parent or Merger Sub set forth in this Agreement that is not qualified as to materiality shall have become untrue in any material respect; (b) such breach or misrepresentation is not cured within ten (10) days after written notice thereof; and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 or not to be satisfied.
     Section 7.2 Effect of Termination; Limitation on Liability. In the event of termination of this Agreement by either Target or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Target, the Target Shareholders, Parent or Merger Sub or their respective officers or directors except with respect to Section 5.4, Section 5.11, this Section 7.2 and Article VIII.
     Section 7.3 Amendment. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought. Any such amendment, supplement, modification or waiver may be made by action taken by or on behalf of the respective boards of directors of the parties at any time prior to the Effective Time; provided, however, that, after the Parent Shareholder Approval or the approval of the Merger by the Target Shareholders has been obtained, no amendment may be made without further shareholder approval, which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders.
     Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by any other party with any of the agreements or conditions contained herein; provided, however, that, after the Parent Shareholder Approval or any approval of the transactions contemplated by this Agreement by the Target Shareholders has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Target Shareholders or the Parent Shareholders. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver of any right, power or duty by any party hereunder will operate or be construed as a waiver as to any subsequent occurrence or circumstance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
     Section 7.5 Fees and Expenses. Each party hereto shall bear its own costs and expenses (including without limitation reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants) incurred in connection with the negotiating, execution, delivery and performance of the transaction contemplated by this Agreement.

Article VIII.
Indemnification
     Section 8.1 General Indemnity.
     Section 8.1.1 Indemnification by Target Shareholders. Subject to the terms and conditions of this Article VIII, each Target Shareholder shall jointly and severally indemnify, defend and hold Parent, the Surviving Corporation (after the Closing) and their respective directors, officers, employees, Affiliates, shareholders, members, agents, attorneys, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”, and, collectively, the “Buyer Indemnified Parties”) harmless from and against any and all actions, Liabilities, orders, Liens, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), deficiencies, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively referred to as “Losses”), whether or not resulting or involving a Third Party Claim (as defined in Section 8.3) by reason of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Target or a Target Shareholder contained in or made pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Target Material Adverse Effect,” were deleted therefrom) or in any document, schedule, certificate or other document or instrument executed or delivered by them in connection with this Agreement, or (ii) the failure of Target or any Target Shareholder duly to perform or observe any term, provision, covenant or agreement to be performed or observed by them pursuant to this Agreement or in any document, schedule, certificate or other document or instrument executed or delivered in connection with this Agreement; provided, however, that the indemnification under this Section 8.1.1 shall be subject to the limitations contained in Section 8.6.
     Section 8.1.2 Indemnification by Parent. Subject to the terms and conditions of this Article VIII, Parent shall indemnify, defend and hold the Target Shareholders and their respective agents, attorneys, representatives, successors and permitted assigns (each, a “Target Indemnified Party”, and, collectively, the “Target Indemnified Parties”) harmless from and against any and all Losses, whether or not resulting or involving a Third Party Claim (as defined in Section 8.3) by reason of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Parent Material Adverse Effect,” were deleted therefrom) or in any document, schedule, certificate or other document or instrument executed or delivered by them in connection with this Agreement, or (ii) the failure of Parent or Merger Sub duly to perform or observe any term, provision, covenant or agreement to be performed or observed by them pursuant to this Agreement or in any document, schedule, certificate or other document or instrument executed or delivered in connection with this Agreement; provided, however, that the indemnification under this Section 8.1.2 shall be subject to the limitations contained in Section 8.6.

     Section 8.2 Sole Remedy. The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than Tax Claims) relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Article VIII.
     Section 8.3 Indemnification Procedures. In the event that any claim, liability, demand, assessment, action, suit or proceeding is asserted or instigated (each, a “Third Party Claim”) by a third party against any Buyer Indemnified Party or Target Indemnified Party, and such Third Party Claim may give rise to an indemnity claim against the Parent or Target Shareholders under this Article VIII (except with respect to inquiries, claims, assessments, audits or similar events with respect to Taxes, which shall be governed solely by the provisions of Section 5.9), such Buyer Indemnified Party or Target Indemnified Party shall promptly notify the Target Shareholders or the Parent, respectively, as the indemnifying party from whom indemnity is sought, of such Third Party Claim; provided, however, that the failure to so notify such indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except if and to the extent that the indemnifying party is actually and materially prejudiced thereby. The indemnifying party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at their expense, of the defense of such Third Party Claim if (i) the indemnifying party acknowledges its obligation to indemnify the indemnified party for any Loss resulting from such Third Party Claim, (ii) the Third Party Claim does not seek to impose any liability or obligation on any of the indemnified party other than for monetary damages, (iii) the Third Party Claim does not relate to any indemnified party’s relationship with its customers or employees, (iv) none of the indemnified parties has been advised by counsel that a conflict exists between such indemnified party and the other indemnified parties in connection with the defense of the relevant indemnification claim, (v) the indemnification claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action and (vi) the indemnifying party conduct the defense of the indemnification claim actively and diligently. If the foregoing conditions are satisfied and the indemnifying party elects to assume the conduct and control of the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in connection with such defense of such Third Party Claim and the indemnifying party shall permit the indemnified party to participate in such defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, unless (x) the use of counsel chosen by the indemnified party or parties to represent them would present such counsel with a conflict of interest, or (y) the indemnified party shall have been advised by counsel that there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, in which case the fees and expenses of counsel chosen by the indemnified party shall be borne by the indemnifying party. So long as the indemnifying party is contesting any Third Party Claim in good faith and in a commercially reasonable manner, none of the indemnified parties shall pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party for such claim unless the indemnifying party shall have consented to such payment or settlement, which consent shall not be unreasonably withheld, conditioned or delayed. If (A) the conditions for the assumption by the indemnifying party for the conduct and control of the settlement or defense of any Third Party Claim are not satisfied, (B) the indemnifying party fail to contest any Third Party Claim actively or diligently, or (C) the indemnifying party does not notify the indemnified parties within thirty (30) days after the receipt of the notice of a Third Party Claim of indemnity hereunder that they elect to undertake the defense thereof, the indemnified parties shall have the right to assume the conduct and control of the settlement or defense of such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement or compromise unless such settlement or compromise (i) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Buyer Indemnified Parties or Target Indemnified Parties, as applicable, of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment, (ii) provides for money damages as the sole relief for the applicable third party claimant, and (iii) involves no finding or admission of any violation of any applicable Law or the rights of any Person and no effect on any other claims that may be made against the indemnified party.
     Section 8.4 Effect on Purchase Price. Any payment made under this Article VIII shall constitute an adjustment to the Merger Consideration for all purposes, including federal, state and local Tax as well as financial accounting purposes, unless otherwise required by applicable Law.
     Section 8.5 Survival of Representations, Warranties and Agreements. The representations and warranties of Parent and Merger Sub contained in this Agreement and in any document, any schedule, certificate or other document or instrument executed or delivered in connection with this Agreement (the “Parent Representations and Warranties”) and the liability of the Parent and Merger Sub for breaches thereof shall survive the consummation of the transactions contemplated hereby for a period of five (5) years from the Closing; provided, however, that the representations and warranties of Parent and Merger Sub in Section 4.1, Section 4.2, Section 4.3, and Section 4.4, shall survive the Closing indefinitely. The representations and warranties of Target and the Target Shareholders contained in this Agreement and in any document, any schedule, certificate or other document or instrument executed or delivered in connection with this Agreement (the “Target Representations and Warranties”) and the liability of the Target Shareholders for breaches thereof shall survive the consummation of the transactions contemplated hereby for a period of five (5) years from the Closing; provided, however, that the (i) the representations and warranties of Target and the Target Shareholders in Section 3.1, Section 3.2, Section 3.4, Section 3.6, Section 3.8 and Section 3.9 shall survive the Closing indefinitely, and (ii) the representations and warranties of Target stated in Section 3.13, Section 3.16, Section 3.18, Section 3.19, Section 3.20, Section 3.22, Section 3.27 and Section 3.28 shall survive the consummation of the transactions contemplated hereby until the 30th day following the expiration of the statute of limitations respectively applicable to such matters (collectively, such referenced representations and warranties in clauses (i), and (ii) being referred to herein as the “Fundamental Representations”). Any claim for indemnification with respect to any Parent Representation or Warranty or Target Representation or Warranty under which a Buyer Indemnified Party or Target Indemnified Party may have a right to indemnification, but shall not have delivered a notice of a claim on or prior to the respective expiration date shall be irrevocably and unconditionally released and waived. Notwithstanding the foregoing, in all instances that, with respect to any Representation or Warranty under which a Buyer Indemnified Party or Target Indemnified Party may have a right to indemnification, and shall have delivered a notice of a claim prior to the respective expiration date for the survival of such Buyer Representation or Warranty or Target Representation or Warranty as set forth in this Section 8.5 and as to which such claim has not been completely and finally resolved prior to such termination date, such Buyer Representation or Warranty or Target Representation or Warranty shall survive for purposes of such claim for the period of time beyond such survival period sufficient to resolve, completely and finally, the claim relating to such Buyer Representation or Warranty or Target Representation or Warranty in accordance with the terms of this Agreement. The other covenants and agreements of Parent, Merger Sub, Target and the Target Shareholders contained herein shall survive the Closing in accordance with their terms.
     Section 8.6 Limitations of Liability.
     Section 8.6.1 The Target Shareholders will not be obligated to indemnify the Buyer Indemnified Parties with respect to any claim or Loss arising under Section 8.1.1 unless and until the aggregate amount of all such claims and Losses exceeds $50,000 and in such event, such claims shall be payable from the first dollar. The aggregate limitation on all claims of the Buyer Indemnified Parties with respect to any claim or Loss arising under Section 8.1.1 shall be the Merger Consideration.
     Section 8.6.2 The Parent will not be obligated to indemnify the Target Indemnified Parties with respect to any claims and Losses arising under Section 8.1.2 unless and until the aggregate amount of all such claims and Losses exceeds $50,000 and in such event, such claims shall be payable from the first dollar. The aggregate limitation on all claims of the Target Indemnified Parties with respect to any claim or Loss arising under Section 8.1.2 shall be the Merger Consideration.
Article IX.
General Provisions
     Section 9.1 Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been duly given upon (a) personal delivery by hand; (b) a transmitter’s confirmation of receipt of a facsimile transmission; (c) the next business day following deposit with a nationally recognized overnight courier; or (d) the expiration of five business days after the date mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses or at such other address as such party may have specified by written notice given pursuant to this provision:
     If to Parent or Merger Sub, to:
RHA Anadarko, LLC,
3555 N.W. 58th Street, Suite 700
Oklahoma City, Oklahoma 73112
Attn: Michael R. Shuster

     with a copy (which will not constitute notice) to:
Kirkpatrick & Lockhart, Preston Gates Ellis, LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attention: I. Bobby Majumder, Esq.
Facsimile: (214) 939-5849
and
Brown & Roberts, P.C.
50 Penn Place, Suite 420
1900 NW Expressway
Oklahoma City, Oklahoma 73118
Attn: Shawn Roberts, Esq.
Facsimile: (405) 843-7409
     If to Target, to:
Southern Plains Medical Center, Inc.
2222 W. Iowa Ave.
Chickasha, Oklahoma 73018
Attn: Gary Gaspard
     with a copy (which will not constitute notice) to:
Frailey, Chaffin, Cordell, Perryman, Sterkel & McCalla LLP
201 N. 4th Street
Chickasha, Oklahoma 73018
Attn: David L. Perryman, Esq.
Facsimile: (405) 222-2319
If to Target Shareholders, to (notice to whom will constitute notice to all Target Shareholders):
Dr. James Edwin Freed
Rt 2 Box 167
Chickasha Oklahoma 73018
     with a copy (which will not constitute notice) to:
Frailey, Chaffin, Cordell, Perryman, Sterkel & McCalla LLP
201 N. 4th Street
Chickasha, Oklahoma 73018

Attn: David L. Perryman, Esq.
Facsimile: (405) 222-2319
     Section 9.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.
     Section 9.3 Construction and Interpretation. When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference is to the indicated section, article, paragraph, exhibit or schedule of or to this Agreement, unless otherwise specified or unless the context clearly requires otherwise. Whenever the word “include,” “includes” or “including” is used in this Agreement it shall be deemed to be followed by the words “without limitation” and shall not be deemed to constitute a limitation of any term or provision contained herein. The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” shall not be interpreted as excluding any of the items described. The singular or plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments promulgated thereunder or pursuant thereto. The language in all parts of this Agreement shall be interpreted and construed, in all cases, according to its fair meaning and not for or against any party hereto. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement. Each provision of this Agreement will be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context). No prior draft of this Agreement or any course of performance or course of dealing will be used in the interpretation or construction of this Agreement.
     Section 9.4 Descriptive Headings. The article and section headings and the table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 9.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. If the parties cannot agree upon such a modification within a reasonable time, the parties agree that the court or authority making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such term or provision to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable term or provision.
     Section 9.6 Entire Agreement. This Agreement (together with the exhibits hereto and any other documents, schedules and/or exhibits delivered pursuant hereto) contains the entire understanding of the parties relating to the subject matter hereof and upon execution hereof supersedes and voids ab initio all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings in any way relating directly or indirectly to the subject matter hereof in their entirety for all purposes, and at no time after the execution hereof shall any party to such actual or claimed prior written or oral or contemporaneous oral agreements be liable for any resurrection, recovery, reconstitution or revival of such actual or claimed agreements. The exhibits and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.
     Section 9.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 9.8 Enforcement. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all required actions on its part necessary to consummate the Merger and the other transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents (a) to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to prevent breaches of this Agreement; and (b) to the granting by any court of competent jurisdiction of the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which such party is entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any party is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such party may deem expedient. If any party to this Agreement seeks to enforce its rights under this Agreement and attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing party will be entitled to recover all costs and expenses incurred in connection therewith, including without limitation all reasonable attorneys’ fees.
     Section 9.9 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF OKLAHOMA, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     Section 9.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal, state or local court located in Grady County, Oklahoma and the U.S. District Courts for the Western District of Oklahoma (and any court to which an appeal may be made from such courts) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to the Merger, the Closing, this Agreement or the performance of any duties or transactions contemplated hereby in any court other than a federal, state or local court sitting in Grady County, Oklahoma or the U.S. District Courts for the Western District of Oklahoma.
     Section 9.11 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to (a) this Agreement or any understandings or prior dealings between the parties hereto; (b) the Merger; or (c) any transaction or other matter contemplated by, or related to, this Agreement or the Merger. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to Oklahoma law or any other applicable state statutes.
     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub, Target and each Target Shareholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

RHA Anadarko, LLC

By:	Rural Health Acquisition, LLC
as Manager of RHA Anadarko, LLC

By:

Michael R. Schuster,
an individual, as Manager of Rural
Health Acquisition, LLC

MERGER SUB:

SPMC Acquisition Corporation

By:

Name:	David Hirschhorn
Title:	President

TARGET:

Southern Plains Medical Center, Inc.

By:

Name:

Title:

SHAREHOLDERS OF SOUTHERN PLAINS MEDICAL CENTER, INC.:

By:

Name:	Dr. Jay Carroll Belt

By:

Name:	Dr. Mitchell Dean Coppedge

[Signature Page to Agreement and Plan of Merger]

By:

Name:	Dr. Nancy Winfield Dever

By:

Name:	Dr. Marian Pilar Escobar

By:

Name:	Dr. James Edwin Freed

By:

Name:	Dr. John Rathmann Gearhart

By:

Name:	Dr. Virginia Louise Harr

By:

Name:	Dr. Donald Frank Haslam

By:

Name:	Dr. Linda Mae Johnson

By:

Name:	Dr. Karen Sue Maluf

By:

Name:	Dr. Trudy Jane Moore

By:

Name:	Dr. Ervin Ronald Orr

By:

Name:	Dr. Ian St. George Thompson

By:

Name:	Dr. Lee Vanderlugt

[Signature Page to Agreement and Plan of Merger]

Schedules to Agreement and Plan of Merger
Schedule 3.4.1 — Equity Interest in Target
Schedule 3.5 — Target Subsidiaries
Schedule 3.6.1 — Assets of Target
Schedule 3.6.2 — Assets owned by Target Shareholders
Schedule 3.6.3 — Liens of Target
Schedule 3.9 — Governmental Authorization
Schedule 3.10 — Financial Statements of Target
Schedule 3.11.2 — Long-Term and Short-Term Liabilities of Target
Schedule 3.11.3 — Liabilities to shareholders
Schedule 3.14 — Litigation Related to Target
Schedule 3.16 — Licenses of Target
Schedule 3.17 — Payors of Target
Schedule 3.19.3.1 — Payor Source Programs
Schedule 3.19.3.2 — Challenges tp Payor Source Program Claim determinations
Schedule 3.20.1 — Environmental exceptions
Schedule 3.21 — Target Employees
Schedule 3.22.1 — Employee Benefit Plans
Schedule 3.22.4 — Employee Benefit Plans maintained/contributed to by Target
Schedule 3.23.1 — Material Contracts
Schedule 3.23.3 — Material Contracts Requiring 3rd Party Consent
Schedule 3.24 — Intellectual Property
Schedule 3.25 — Potentially Competing Interests
Schedule 3.28 — Insurance
Schedule 3.30 — List of Accredited Investors
Schedule 5.13.1 — Other Employee Agreements
Schedule 6.4 — Rose Rock Bank Liabilities

Exhibit A
Target Shareholders
Belt, Jay Carroll
Coppedge, Mitchell Dean
Dever, Nancy Winfield
Freed, James Edwin
Gearhart, John Rathmann
Harr, Virginia Louise
Haslam, Donald Frank
Johnson, Linda Mae
Maluf, Karen Sue
Moore, Trudy Jane
Orr, Ervin Ronald
Thompson, Ian St. George
Vander Lugt, Lee

Exhibit B
Certificate of Merger

CERTIFICATE OF MERGER
OF
DOMESTIC NONSURVIVING CORPORATION
INTO
DOMESTIC SURVIVING CORPORATION
TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:
     The undersigned corporation, Domestic Surviving Corporation, an Oklahoma corporation, hereby certifies:
1.	The name and state of incorporation of each of the constituent corporations are as follows:

Identity	Name of Corporation	State of Incorporation
Domestic Surviving Corporation	Southern Plains Medical Center, Inc.	Oklahoma

Domestic Non-Surviving Corporation	SPMC Acquisition Corporation	Oklahoma
2.	An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Domestic Surviving Corporation and Domestic Non-Surviving Corporation in accordance with the provisions of Section 1081 of the Oklahoma General Corporation Act (the “Act”).
3.	The name of the surviving corporation is: Southern Plains Medical Center, Inc.
4.	The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of the Domestic Non-Surviving Corporation in effect immediately prior to the merger, which is amended to read as set forth on Exhibit A attached hereto.
5.	The executed Agreement and Plan of Merger is on file at the principal place of business of Domestic Surviving Corporation at 2222 W. Iowa Ave.Chickasha, Oklahoma 73018.

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6.	A copy of the Agreement and Plan of Merger will be furnished by Domestic Surviving Corporation, on request and without cost, to any shareholder of Domestic Surviving Corporation or Domestic Non-Surviving Corporation.
     IN WITNESS WHEREOF, Domestic Surviving Corporation, an Oklahoma corporation, as the surviving corporation, has caused this Certificate of Merger to be executed in its name by its authorized officers this day of                     ,                                          2008, to be effective on its filing date as of on the                     day of                                          , 2008, as authorized by Section 1007.D of the Act.
Southern Plains Medical Center, Inc.

By:

Its:

Attest:

Secretary of Domestic Surviving Corporation

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Exhibit C
Escrow Agreement

ESCROW AGREEMENT
     This Escrow Agreement, dated as of the effective date (the “Effective Date”) set forth on Schedule 1, by and among RHA Anadarko, LLC, an Oklahoma limited liability company (together with any successor, “Parent”), SPMC Acquisition Company, an Oklahoma corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Southern Plains Medical Center, Inc., an Oklahoma corporation (“Target”), each of the shareholders of Target (each a “Target Shareholder” and, collectively, the “Target Shareholders”) and Compass Bank, with its principal offices in Birmingham, Jefferson County, Alabama, as escrow agent hereunder (the “Escrow Agent”), is being entered into in connection with that certain Agreement and Plan of Merger, (the “Merger Agreement”), by and among Parent, Merger Sub, Target, and the Target Shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. At the Effective Time of the Merger, and in accordance with the OGCA, Merger Sub shall be merged with and into Target. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
WHEREAS, pursuant to the Merger Agreement, Parent, Merger Sub, Target and the Target Shareholders have agreed to deposit in escrow certain funds and shares of TIGroup Common Stock and wish such deposit to be subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1 Appointments. Parent, Merger Sub, Target, and the Target Shareholders hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. The Target Shareholders hereby appoint Dr. James Edwin Freed to act as their duly appointed representative (the “Target Shareholders Representative”) to act on their behalf as set forth herein and the Target Shareholders’ Representative hereby accepts such appointment.
2. Escrow Fund. Pursuant to Section 2.2.1 of the Merger Agreement, at or within a reasonable time after the Closing, Merger Sub shall deposit with the Escrow Agent (i) an amount of aggregate Cash Merger Consideration equal to $490,000 (the “Initial Escrowed Cash Amount”) and (ii) 787,500 shares of Stock Merger Consideration (the “Escrowed TIGroup Common Stock” and, together with the Initial Escrowed Cash Amount, the “Initial Escrow Deposit”). In addition, from time to time after the Closing Date, Parent and/or the Surviving Corporation also shall deposit with the Escrow Agent additional amounts of cash, as necessary, so that, immediately after each Escrowed Cash Distribution Date (as defined below), the aggregate amount of cash deposited with the Escrow Agent is equal to the product of (1) fifty percent (50%) and (2) the difference between (x) the Total Deferred Cash Merger Consideration amount (i.e., $980,000) that is due and payable to the Target Shareholders as of the relevant determination date (as adjusted for the amount of Total Deferred Cash Merger Consideration that was due, but is no longer payable, to Target Shareholders who are no longer Eligible Target

Shareholders as of such determination date), and (2) the aggregate amount of Total Deferred Cash Merger Consideration that has been distributed to the Target Shareholders (or deemed to distributed to the Target Shareholders under Section 5 of this Escrow Agreement) previously under Section 3 (or Section 5) of this Escrow Agreement (collectively, the “Additional Escrowed Cash Amounts”); provided, however, that, under no circumstances shall Parent and/or the Surviving Corporation fail to make deposits of Additional Escrowed Cash Amounts that are less than the aggregate amount of Total Cash Merger Consideration that is due to be distributed on the next Escrowed Cash Distribution Date (as defined below). The Escrow Agent shall hold the Initial Escrow Deposit and any Additional Escrowed Cash Amounts, and, subject to the terms and conditions hereof, shall invest and reinvest the Initial Escrowed Cash Amount and any Additional Escrowed Cash Amounts and the proceeds thereof (collectively, and together with the Escrowed TIGroup Common Stock, the “Escrow Fund”) as directed in Section 4 below.
3. Distribution of the Escrow Fund. Subject to the terms of this Escrow Agreement: (i) ninety (90) days after the Closing and at the end of each of the next eleven (11) ninety (90) day periods thereafter (each an “Escrowed Cash Distribution Date”), the Escrow Agent shall distribute to each Eligible Target Shareholder the product (1) one twelfth (1/12), (2) the relevant Target Shareholder’s Total Percentage (as set forth on Schedule 3) and (3) the Total Deferred Cash Merger Consideration, (ii) on each anniversary of the Closing Date (up to, and including, the fifth (5th) anniversary of the Closing Date), the Escrow Agent shall distribute to each Eligible Target Shareholder, a number of shares of Escrowed TIGroup Common Stock equal to the product (1) fifteen percent (15%), (2) the number of shares of Escrowed TIGroup Common Stock that are allocable to such Target Shareholder (as set forth on Schedule 3); provided, however, that (x) the Escrow Fund shall serve as the first source (but shall not be the exclusive source) of funds for any indemnity obligations of the Target Shareholders to any Buyer Indemnified Party under Section 5.9 and/or Article VIII of the Merger Agreement, (y) upon receiving notice from Parent that a Target Shareholder is no longer an Eligible Target Shareholder, the Escrow Agent shall distribute to Parent any portion of the Escrow Fund that is allocable (as of the relevant determination date) to such Target Shareholder, and (z) any amounts remaining in the Escrow Fund after the fifth (5th) anniversary of the Closing Date shall be disbursed in accordance with the terms of this Escrow Agreement, and (iii) on each Escrowed Cash Distribution Date, the Escrow Agent shall distribute to Surviving Corporation the accrued interest and other earnings thereon that have accrued in respect to the Escrow Fund. Escrow agent shall be entitled to rely on Parent’s prior written notices to determine which Target Shareholders are Eligible Target Shareholders at the time of a distribution hereunder.
4. Investment of Escrow Fund. During the term of this Escrow Agreement, the Initial Escrowed Cash Amount and any Additional Escrowed Cash Amounts shall be invested and reinvested by the Escrow Agent in Goldman Sachs Financial Square Tax-Free Money Market Service Class Shares or such other investments as shall be directed in writing by Parent and as shall be acceptable to the Escrow Agent. The accrued interest and other earnings thereon earned from the Effective Date will be the property of the Surviving Corporation. Periodic statements will be provided to Parent and the Target Shareholders’ Representative reflecting transactions executed on behalf of the Escrow Fund. Parent and the Target Shareholders’ Representative, upon written request, will receive a statement of transaction details upon completion of any

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securities transaction in the Escrow Fund without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in the Escrow Fund in order to provide funds necessary to make any required payments under this Escrow Agreement. Subject to Section 7 and Section 10, the Escrow Agent shall have no liability for any loss sustained as a result of any investment in Goldman Sachs Financial Square Tax-Free Money Market Service Class Shares or any investment made pursuant to the written instructions of Parent or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.
Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.
Orders for the purchase or sale of any security which are received by Escrow Agent before the published trade deadline then in effect will ordinarily be executed that day. Orders for the purchase or sale of any security which are received by Escrow Agent after the published trade deadline then in effect will ordinarily be executed the following business day.
Receipt, investment, and reinvestment of the Escrow Fund shall be confirmed by Escrow Agent as soon as practical by account statement, and any discrepancies in any such account statement shall be noted by the Target Shareholders’ Representative to Escrow Agent within thirty (30) calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof, or (ii) three (3) “Business Days” (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid. The term “Business Day” shall mean any day of the year, excluding Saturday, Sunday, and any other day on which national or state chartered banks are required or authorized to close in Dallas, Texas.
5. Indemnity Claim Disbursements. Escrow Agent is hereby authorized to make disbursements of the Escrow Fund as follows:
(a) If, at any time prior to the Indemnification Escrow Termination Date, Parent, either for itself or on behalf of any Buyer Indemnified Party, shall deliver to the Escrow Agent two counterparts of a certificate, each signed by an authorized officer of Parent and by Target Shareholders’ Representative and otherwise in form and substance satisfactory to Escrow Agent (any such certificate being a “Mutual Certificate”), which Mutual Certificate shall state that the relevant Buyer Indemnified Party is entitled to an Indemnity Payment (as defined below) pursuant to Section 5.9 and/or Article VIII of the Merger Agreement (a “Claim”), then the Escrow Agent shall, promptly upon receipt of such Mutual Certificate, release the amount of the

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Claim thereof to the relevant Buyer Indemnified Party in accordance with the instructions set forth in the Mutual Certificate. For the purpose of this Escrow Agreement, “Indemnity Payment” shall mean any Taxes, Losses or other amounts for which such Buyer Indemnified Party is entitled to indemnification as a result of a matter giving rise to an indemnity obligation of the Target Shareholders under, and in accordance with the provisions of, Section 5.9 and/or Article VIII of the Merger Agreement.
(b) If, at any time prior to the termination of this Escrow Agreement, Parent, either for itself or on behalf of any Buyer Indemnified Party, shall deliver to the Escrow Agent an instruction letter (i) directing the distribution of amounts from the Escrow Fund and indicating that such distribution is to be made in connection with the resolution of a dispute regarding a Claim under the Merger Agreement and (ii) accompanied by a copy of a final, non-appealable order of a court of competent jurisdiction resolving such Claim, then the Escrow Agent shall, promptly upon receipt of such letter, release such amounts as directed in such letter to the extent necessary to satisfy such Claim.
(c) Into the registry of the court in accordance with Sections 8 and/or 17 hereof.
(d) In the event that Parent, either for itself or on behalf of any Buyer Indemnified Party, delivers to the Escrow Agent written notice of a pending Claim, the Escrow Agent will reduce the distributions to the Eligible Target Shareholders under Section 3 pro-rata in a total amount equal to the potential Indemnity Payment identified by Parent in its notice, and maintain such amounts in the Escrow Fund until such time as one of conditions for release set forth in Sections 5(a) — (c) is satisfied.
(e) To the extent that anything in this Section 5 requires the Escrow Agent to make less than the distribution of the Escrowed TIGroup Common Stock contemplated in Section 3(ii) on any anniversary of the Closing Date, the parties will cooperate to provide for the issuance of a certificate representing the Escrowed TIGroup Common Stock actually distributable to the Eligible Target Shareholder in accordance with Section 19.
Buyer and Seller agree and acknowledge that the terms of this Section 5 are intended to fulfill the terms of the Merger Agreement, including without limitation, the indemnification provisions the Merger Agreement.
For purposes of this Escrow Agreement: (i) the “Indemnification Escrow Termination Date” shall mean the fifth (5th) anniversary of the Effective Date.
Any cash or TIGroup Common Stock that is distributed by the Escrow Agent to (i) Parent and/or any other Buyer Indemnified Party under this Section 5, or (ii) the Escrow Agent under Section 9 or Section 10 of this Escrow Agreement, shall, in each case, be deemed to have been distributed to the Target Shareholders for purposes of Section 2 and Section 3 of this Escrow Agreement.
6. Release of Escrow Fund; Termination of Escrow. On the Indemnification Escrow Termination Date, the Escrow Agent shall distribute the then-remaining balance, if any, of the

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Escrow Fund, plus all accrued interest and other earnings thereon earned from the Effective Date to the date of such distribution, in accordance with instructions delivered to the Escrow Agent, consisting of two counterparts of a certificate, each signed by an authorized officer of Parent and by Target Shareholders’ Representative and otherwise in form and substance satisfactory to Escrow Agent, which shall state the amounts to be distributed and the persons to which such amounts will be distributed.. Any Open Claim Amounts shall be subject to this Escrow Agreement and shall remain in Escrow until instructions are delivered to the Escrow Agent in accordance with Section 5. For purposes of this Escrow Agreement: “Open Claim Amounts” shall mean the aggregate dollar amount of the Escrow Fund, if any, which is the subject of one or more pending claims by a Buyer Indemnified Party under the indemnification provisions the Merger Agreement.. This Agreement shall terminate when there are no funds remaining to be distributed hereunder.
7. Escrow Agent’s Duties. Escrow Agent’s duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant, or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions of the Escrow Agreement except as specifically provided herein. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Fund, and shall not be required to deliver the Escrow Fund or any part thereof, or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest, and deliver the Escrow Fund as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to Parent, Merger Sub, Target, the Target Shareholders, or any of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, subject, however, as provided below, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall not be required to use, advance, or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to Parent, Target, the Target Shareholders’ Representative or any of the Target Shareholders. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or

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attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by Parent and the Target Shareholders’ Representative or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any lost profits, lost savings, or other special, exemplary, consequential, or incidental damages in excess of Escrow Agent’s fee hereunder; and provided, further, however, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes or other differences with employees; (b) the act, failure, or neglect of any other party or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission, or default of any mail, courier, or telecopies operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement and any part hereof, for the transaction or transactions requiring or underlying the execution of this Escrow Agreement or the form or execution hereof, or for the identity or authority of any person executing this Escrow Agreement or any part hereof, or for depositing the Escrow Fund.
8. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving ten (10) days’ advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. Upon the effective date of such resignation, Escrow Agent shall deliver the Escrow Fund to any substitute escrow agent designated by Parent and Target Shareholder’s Representative in writing. If Parent and Target Shareholder’s Representative fail to designate a substitute escrow agent within ten (10) days after the resignation notice, Escrow Agent may institute a petition for interpleader. Escrow Agent’s obligations hereunder shall cease and terminate after the resignation notice and Escrow Agent’s sole responsibility after the resignation notice expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent hereunder, plus, upon written notice to Parent and the Target Shareholders’ Representative, any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Escrow Agreement. Any corporation or association unaffiliated with Parent or the Target Shareholders’ Representative into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s line of business may be

6

transferred, shall be the Escrow Agent under this Escrow Agreement without further act and without modification to the terms and conditions of this Escrow Agreement.
9. Compensation and Reimbursement of Expenses. Escrow Agent shall charge for its services hereunder in an amount equal to $10,000 per year and Escrow Agent shall be reimbursed for all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys’ fees, brokerage costs, and related expenses incurred by Escrow Agent. The Merger Sub and following the Effective Time, the Surviving Corporation will (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter such compensation, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement. The Target Shareholders, Target and Merger Sub hereby grant to Escrow Agent a lien upon, and security interest in, all of its respective right, title, and interest in and to all of the Escrow Fund plus all accrued interest and other earnings thereon as security for the payment and performance of its obligations owing to Escrow Agent hereunder, including, without limitation, its respective obligations of payment and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging and setting-off and paying from the Escrow Fund any and all amounts then owing to it pursuant to this Escrow Agreement or by appropriate foreclosure proceedings.
10. Indemnity. Parent, Target, the Merger Sub, and each of the Target Shareholders (on a joint and several basis among the Target Shareholders) shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from all loss, liability or expense (including the fees and expenses of outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, or (ii) its following any written instructions or other written directions from Parent or the Target Shareholders’ Representative. The parties acknowledge and agree that the foregoing sentence shall not apply to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of the applicable indemnitee, as determined by a court of competent jurisdiction. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.
11. Account Opening Information/TINs; Withholding.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
For accounts opened in the US:
To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

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TINs
Parent, Target, and the Target Shareholders each represent that the correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority is set forth in Schedule 1, in the case of Parent or Surviving Corporation or Schedule 3, in the case of the Target Shareholders. Upon execution of this Escrow Agreement, Surviving Corporation and each of the Target Shareholders shall provide the Escrow Agent with a complete and fully executed IRS Form W-9, as applicable, which shall include, respectively, Surviving Corporation’s and the relevant Target Shareholder’s TIN. In addition, all interest or other income earned under this Escrow Agreement shall be allocated and/or paid as set forth in Section 3(iii) or as directed by Surviving Corporation and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, the Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution and shall remit such taxes to the appropriate authorities. In the absence of timely direction, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 4 above. In the event that any earnings remain undistributed at the end of any calendar year, the Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by Parent and/or Surviving Corporation. Notwithstanding anything in this Escrow Agreement to the contrary, any and all payments made pursuant to this Escrow Agreement shall be subject to applicable federal, state, foreign and local tax withholdings, and any withheld amounts shall be treated for all purposes of this Escrow Agreement as having been paid to the person with respect to which such withholding was made.
Inasmuch as all cash and property deposited in the Escrow Fund by Merger Sub, Parent or the Surviving Corporation, as the case may be, represents part of the purchase price paid by Parent to each Target Shareholder for their Target Common Stock under the Merger Agreement, each Target Shareholder shall provide all information required for the Escrow Agent to perform the required United States federal income tax reporting with respect thereto on IRS Form 1099-B on or prior to each distribution of cash or TIGroup Common Stock under Section 3 or Section 6 of this Escrow Agreement. Unless otherwise directed in a joint written instruction executed by the Target Shareholders’ Representative and Purchaser, Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS or to any other taxing authority as required by law based upon the information or documentation so provided and when schedule and documentation is not properly and timely provided prior to any distributions to the Target Shareholders. Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by the Target Shareholders for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation.
Target Shareholders’ Representative, if reasonably requested by the Escrow Agent, shall provide Escrow Agent on or before the Effective Date, and at appropriate times thereafter, including prior to any disbursement, a detailed schedule indicating the allocation of the disbursement amount from the Escrow Fund between (i) principal, (ii) imputed interest to be reported on IRS

8

Form 1099-INT or 1042S or (iii) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, along with the relevant payee tax information, documentation, and proportionate interest thereof. Escrow Agent shall report to the IRS and any other taxing authority as required by law based upon the information so provided. Escrow Agent shall be entitled to rely on such information provided by the Target Shareholders’ Representative and shall not be responsible for and shall be indemnified by the Target Shareholders for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information.
In addition, all interest or other income earned with respect to the Escrow Fund shall be allocated to the Surviving Corporation and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Surviving Corporation, whether or not such income has been distributed to it. Any other tax returns required to be filed will be prepared and filed by the Target Shareholders, Surviving Corporation and/or Parent with the IRS and any other taxing authority as required by law. The Target Shareholders, Surviving Corporation and Parent acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or withholding with respect to the Escrow Fund or any income earned by the Escrow Fund. The Target, Merger Sub and Parent further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Fund shall be paid by the Surviving Corporation as required by law. Except as provided herein, in the absence of written direction from the Surviving Corporation or Parent, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
12. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:
(i) upon delivery if delivered personally;
(ii) on the next Business Day (as defined below) if sent by overnight courier; or
(iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

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13. Security Procedures. In the event transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 1 attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for individuals authorized to give or confirm payment instructions may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the recipient’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent, Surviving Corporation, a Buyer Indemnified Party or the Target Shareholders, as the case may be, to identify (i) the recipient of the distributed cash or other property, (ii) the recipient’s bank account, if applicable, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the intended recipient being paid, or the transfer of funds to a bank other than the intended recipient’s bank or a designated intermediary bank. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. All transfer instructions must include the signature of the person(s) authorizing such transfer.
14. Ownership of Escrow Income for Tax Purposes. Parent, Merger Sub, Target and the Target Shareholders all agree that, for purposes of federal and other taxes based on income, the Surviving Corporation will be treated as the owner of 100% of the income earned with respect to the Escrow Fund (the “Escrow Income”), and that the Surviving Corporation will report all Escrow Income, if any, as their income in the taxable year or years in which such Escrow Income is properly includible and pay any taxes attributable thereto.
15. Representations. Each of the parties represents and warrants that it, he or she has all requisite power and authority to execute and deliver this Escrow Agreement, to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such party of this Escrow Agreement, the performance by such party of its, his or her obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such party. This Escrow Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation on of such party, enforceable against such party in accordance with its terms hereto.
16. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 8, above, without the prior written consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Oklahoma. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Oklahoma. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its

10

obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17. Right of Interpleader. Should (a) any controversy arise involving the parties hereto or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Fund (or any portion thereof) (b) a substitute escrow agent fail to be designated as provided in Section 8 hereof, or (c) if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (i) withhold delivery of the Escrow Fund (or any applicable portion thereof) until the controversy is resolved, the conflicting demands are withdrawn, or its doubt is resolved, or (ii) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute with any of the other parties hereto with respect to this Escrow Agreement, or the Escrow Fund (or any portion thereof), Escrow Agent shall have the additional right to refer such controversy to binding arbitration as described in Section 18.
18. Arbitration. The parties hereto agree that all controversies which may arise between any of them and the Escrow Agent concerning the construction, performance, or breach of this Escrow Agreement shall be determined by arbitration.
(a) The arbitration will be held before a single arbitrator chosen by the American Arbitration Association from a panel of persons knowledgeable in the banking industry.
(b) Any arbitration shall be held, at the discretion of the Bank, in Birmingham, Alabama; Dallas, Texas; or Phoenix, Arizona. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration shall be held and a final decision reached within 30 days after the appointment of the arbitrator. The arbitrator shall file a certificate of ruling with the parties immediately after a decision is reached. The decision of the arbitrator shall be final and conclusive on the parties, and there shall be no appeal therefrom. A decision of the arbitrator may be enforced by the prevailing party in a court of competent jurisdiction. All other issues in connection with such arbitration shall be determined in accordance with the rules of the American Arbitration Association.
(c) The parties hereby agree that an action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction selected by the Escrow Agent. Application may also be made to such court for confirmation of any decision or award of the arbitrator, which may be necessary to effectuate such decisions or awards. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction and venue of such arbitrator or court.
19. Further Assurances. If at any time after the Effective Date, any reasonable further action is necessary or desirable to carry out the purposes and intent of this Escrow Agreement, including without limitation the execution of additional instruments, the proper officers and directors of each party will take all such reasonable further action.

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[Signature Page To Follow]

12

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth in Schedule 1.

ESCROW AGENT:
Compass Bank, as Escrow Agent

By:

Name:
Title:

PARENT:
RHA Anadarko, LLC

	By:	Rural Hospital Acquisition, LLC., its Manager

By:

		Name:	Dennis M. Smith
		Title:	Manager
Date:

MERGER SUB:
SPMC Acquisition Company

By:

Name:	David Hirschhorn
Title:	President

TARGET:
Southern Plains Medical Center, Inc.

By:

Name:
Title:

TARGET SHAREHOLDERS of SOUTHERN PLAINS MEDICAL CENTER, INC.:

I hereby accept my appointment as	By:

Target Shareholder Representative.	Name: Dr. James Edwin Freed

By:

Name: Dr. Jay Carroll Belt

By:

Name: Dr. Mitchell Dean Coppedge

By:

Name: Dr. Nancy Winfield Dever

By:

Name: Dr. Marian Pilar Escobar

By:

Name: Dr. John Rathmann Gearhart

By:

Name: Dr. Virginia Louise Harr

By:

Name: Dr. Donald Frank Haslam

By:

Name: Dr. Linda Mae Johnson

By:

Name: Dr. Karen Sue Maluf

By:

Name: Dr. Trudy Jane Moore

By:

Name: Dr. Ervin Ronald Orr

By:

Name: Dr. Ian St. George Thompson

By:

Name: Dr. Lee Vanderlugt

Schedule 1
Effective Date:

Name of Parent:	RHA Anadarko, LLC
Parent Notice Address:
Facsimile Number:
Attention:
Purchaser TIN:
Wiring Instructions:

Name of Surviving Corporation:	Southern Plains Medical Center, Inc.
Surviving Corporation Notice Address:
Facsimile Number:
Attention:
Purchaser TIN:
Wiring Instructions:
Name of the Target Shareholders’ Representative:            Dr. James Edwin Freed
Target Shareholders’ Representative Notice Address:
Facsimile Number:
Target Shareholders’ Representative TIN:
Initial Escrow Deposit: $490,000 and 787,500 shares of TIGroup Common Stock
Investment:

Escrow Agent notice address:

Attention:
Fax No.:

Schedule 2
Telephone Number(s) and signature(s) for
Person(s) Designated to give and confirm Excrow Fund Transfer Instructions
If to Parent:

Name	Telephone Number	Signature
1.

2.

3.

If to Target Shareholders’ Representative:

Name	Telephone Number	Signature
1.

Telephone call backs shall be made to both Parent and the Target Shareholders’ Representative if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

Schedule 3
List of the Target Shareholders

Number of Shares of
		Total		Escrowed TIGroup
Name of the Target Shareholder	Current Address	Percentage	TIN	Common Stock

Exhibit D
Secretary’s Certificate of Target

SECRETARY’S CERTIFICATE
OF
SOUTHERN PLAINS MEDICAL CENTER, INC.
March [        ], 2008
     I,                     , hereby certify, on behalf of Southern Plains Medical Center, Inc., an Oklahoma corporation (the “Company”), that I am the Secretary of the Company. I further certify, on behalf of the Company, that:
     (a) Attached hereto as Exhibit A is a true and complete copy of the Corporate Charter of the Company, and all amendments thereto as in effect on the date hereof.
     (b) Attached hereto as Exhibit B are true and complete copies of the Bylaws of the Company, and all amendments thereto as in effect on the date hereof.
     (c) Attached hereto as Exhibit C is a true, complete and correct statement of certain resolutions adopted at a regular or special meeting of the Board of Directors duly convened at which a quorum was present or by written unanimous consent of the Board of Directors of the Company, which such meeting or consent was and is in the form required by and in conformity with the Company’s Corporate Charter, Bylaws, and all applicable laws. That none of the resolutions attached hereto have been amended, modified or rescinded, and each such resolution is in full force and effect on the date hereof. There is no provision of the Corporate Charter or Bylaws of the Company limiting the power of the Board of Directors to pass, and for the Company to perform as contemplated by, the resolutions specified herein, and such resolutions are in conformity with the provisions of said Corporate Charter and Bylaws.
     (d) Attached hereto as Exhibit D is a true and correct copy of the Good Standing Certificate for Dissolution or Merger issued by the Oklahoma Secretary of State as of a recent date herewith for the Company.
     (e) Attached hereto as Exhibit E is a true and correct copy of the Letter of Good Standing issued by the Oklahoma Tax Commission as of a recent date herewith for the Company.
     (f) The persons listed below are duly qualified and acting officers of the Company, have been authorized to sign on behalf of the Company, and as of the date hereof, hold the offices specified with the Company, and the signature set forth beside each person’s name is the true signature of that person.

Name:	Title:	Signature:

[Title]

[Title]

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, I have hereunto signed my name on behalf of Southern Plains Medical Center, Inc., as of the date first set forth above.

SOUTHERN PLAINS MEDICAL CENTER, INC.

By:
Name:

Title:	Secretary
[Singature Page to Secretary’s Certificate of Southern Plains Medical Center, Inc.]

Exhibit E
Target Closing Certificate

CLOSING CERTIFICATE
OF
SOUTHERN PLAINS MEDICAL CENTER, INC.
     This Closing Certificate (this “Certificate”) is delivered in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March ___, 2008 (as amended or modified to date, the “Merger Agreement”), by and among RHA Anadarko, LLC, an Oklahoma limited liability company (“Parent”), SPMC Acquisition Corporation, an Oklahoma corporation and wholly-owned subsidiary of Parent, Southern Plains Medical Center, Inc., an Oklahoma corporation, (“Target”), and each of the shareholders of Target, (each a “Target Shareholder”, and collectively the “Target Shareholders”). Capitalized terms used without definition in this Certificate shall have the meanings assigned to such terms in the Merger Agreement.
     The undersigned hereby certifies that he is the duly elected, qualified and acting president of Southern Plains Medical Center, Inc., that he has been authorized by Southern Plains Medical Center, Inc. to execute and deliver this Certificate on behalf of Southern Plains Medical Center, Inc. in connection with the Closing, and further certifies on behalf of Southern Plains Medical Center, Inc. that:
CLOSING CONDITIONS
     1. Each of the representations and warranties of the Target and Target Shareholders contained in the Merger Agreement is true and correct in all material respects as of the Closing if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier time (which representations and warranties are true and correct in all material respects as of or through such earlier time).
     2. The Target and Target Shareholders have performed, complied with, and satisfied in all material respects, all covenants, agreements, and conditions required by the Merger Agreement to be performed, complied with and satisfied by it at or prior to the Closing.
[SIGNATURE PAGE FOLLOWS]

1

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the Closing Date.

SOUTHERN PLAINS MEDICAL CENTER, INC		.

By:
Name:
Title:	President

Exhibit F
Target Shareholders Closing Certificate

CLOSING CERTIFICATE
OF
SHAREHOLDERS
OF
SOUTHERN PLAINS MEDICAL CENTER, INC.
     This Closing Certificate (this “Certificate”) is delivered in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March ___, 2008 (as amended or modified to date, the “Merger Agreement”), by and among RHA Anadarko, LLC, an Oklahoma limited liability company (“Parent”), SPMC Acquisition Corporation, an Oklahoma corporation and wholly-owned subsidiary of Parent, Southern Plains Medical Center, Inc., an Oklahoma corporation, (“Target”), and each of the shareholders of Target, (each a “Target Shareholder”, and collectively the “Target Shareholders”). Capitalized terms used without definition in this Certificate shall have the meanings assigned to such terms in the Merger Agreement.
     The undersigned, being all of the Target Shareholders hereby certify that:
CLOSING CONDITIONS
     1. Each of the representations and warranties of the Target and Target Shareholders contained in the Merger Agreement is true and correct in all material respects as of the Closing if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier time (which representations and warranties are true and correct in all material respects as of or through such earlier time).
     2. The Target and Target Shareholders have performed, complied with, and satisfied in all material respects, all covenants, agreements, and conditions required by the Merger Agreement to be performed, complied with and satisfied by it at or prior to the Closing.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Closing Date.

By:
Name:	Dr. Jay Carroll Belt

By:

Name:	Dr. Mitchell Dean Coppedge

By:

Name:	Dr. Nancy Winfield Dever

By:

Name:	Dr. Marian Pilar Escobar

By:

Name:	Dr. James Edwin Freed

By:

Name:	Dr. John Rathmann Gearhart

By:

Name:	Dr. Virginia Louise Harr

By:

Name:	Dr. Donald Frank Haslam

By:

Name:	Dr. Linda Mae Johnson

By:

Name:	Dr. Karen Sue Maluf

By:

Name:	Dr. Trudy Jane Moore

By:

Name:	Dr. Ervin Ronald Orr

By:

Name:	Dr. Ian St. George Thompson

By:

Name:	Dr. Lee Vanderlugt
[Signature Page to Closing Certificate of Shareholders of Southern Plains Medical Center, Inc.]

Exhibit G
Secretary’s Certificate of Merger Sub

SECRETARY’S CERTIFICATE
OF
SPMC ACQUISITION CORPORATION
May 1, 2008
     I, Michael R. Schuster, hereby certify, on behalf of SPMC Acquisition Corporation, an Oklahoma corporation (the “Company”), that I am the Secretary of the Company. I further certify, on behalf of the Company, that:
     (a) Attached hereto as Exhibit A is a true and complete copy of the Corporate Charter of the Company, and all amendments thereto as in effect on the date hereof.
     (b) Attached hereto as Exhibit B are true and complete copies of the Bylaws of the Company, and all amendments thereto as in effect on the date hereof.
     (c) Attached hereto as Exhibit C is a true, complete and correct statement of certain resolutions adopted at a regular or special meeting of the Board of Directors duly convened at which a quorum was present or by written unanimous consent of the Board of Directors of the Company, which such meeting or consent was and is in the form required by and in conformity with the Company’s Corporate Charter, Bylaws, and all applicable laws. That none of the resolutions attached hereto have been amended, modified or rescinded, and each such resolution is in full force and effect on the date hereof. There is no provision of the Corporate Charter or Bylaws of the Company limiting the power of the Board of Directors to pass, and for the Company to perform as contemplated by, the resolutions specified herein, and such resolutions are in conformity with the provisions of said Corporate Charter and Bylaws.
     (d) Attached hereto as Exhibit D is a true and correct copy of the Good Standing Certificate for Dissolution or Merger issued by the Oklahoma Secretary of State as of a recent date herewith for the Company.
     (e) Attached hereto as Exhibit E is a true and correct copy of the Letter of Good Standing issued by the Oklahoma Tax Commission as of a recent date herewith for the Company.
     (f) The persons listed below are duly qualified and acting officers of the Company, have been authorized to sign on behalf of the Company, and as of the date hereof, hold the offices specified with the Company, and the signature set forth beside each person’s name is the true signature of that person.

Name:	Title:	Signature:
David Hirschhorn	President
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, I have hereunto signed my name on behalf of SPMC Acquisition Corporation, as of the date first set forth above.

SPMC ACQUISITION CORPORATION

By:

Name:	Michael R. Schuster
Title:	Secretary
[Signature Page to Secretary’s Certificate of SPMC Acquisition Corporation]

Exhibit H
Closing Certificate of Merger Sub

CLOSING CERTIFICATE
OF
SPMC ACQUISITION CORPORATION
     This Closing Certificate (this “Certificate”) is delivered in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 24, 2008 (as amended or modified to date, the “Merger Agreement”), by and among RHA Anadarko, LLC, an Oklahoma limited liability company (“Parent”), SPMC Acquisition Corporation, an Oklahoma corporation and wholly-owned subsidiary of Parent, Southern Plains Medical Center, Inc., an Oklahoma corporation, (“Target”), and each of the shareholders of Target, (each a “Target Shareholder”, and collectively the “Target Shareholders”). Capitalized terms used without definition in this Certificate shall have the meanings assigned to such terms in the Merger Agreement.
     The undersigned hereby certifies that he is the duly elected, qualified and acting president of SPMC Acquisition Corporation, that he has been authorized by SPMC Acquisition Corporation to execute and deliver this Certificate on behalf of SPMC Acquisition Corporation in connection with the Closing, and further certifies on behalf of SPMC Acquisition Corporation that:
CLOSING CONDITIONS
     1. Each of the representations and warranties of SPMC Acquisition Corporation contained in the Merger Agreement is true and correct in all material respects as of the Closing if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier time (which representations and warranties are true and correct in all material respects as of or through such earlier time).
     2. SPMC Acquisition Corporation has performed, complied with, and satisfied in all material respects, all covenants, agreements, and conditions required by the Merger Agreement to be performed, complied with and satisfied by it at or prior to the Closing.
[SIGNATURE PAGE FOLLOWS]

1

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the Closing Date.

SPMC Acquisition Corporation

By:

Name:	David Hirschhorn
Title:	President